              Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of July 22, 2023

by and among

Williams industrial services group Inc.,

wILLIAMS INDUSTRIAL SERVICEs GROUP, L.L.C.,

WILLIAMS INDUSTRIAL SERVICES, LLC,

CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC,

WISG ELECTRICAL, LLC,

WILLIAMS PLANT SERVICES, LLC,

and

WILLIAMS SPECIALTY SERVICES, LLC,

as Sellers

and

ENERGYSOLUTIONS NUCLEAR SERVICES, LLC, as Buyer

and

ENERGYSOLUTIONS, LLC, solely for purposes of Section 12.21

This document has been prepared to facilitate discussions regarding a proposed transaction. This document does not constitute an offer, acceptance for a contract or an agreement of any type. This document is not intended to create any legally binding or enforceable obligations.

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Sale Order
Exhibit E-1	Form of Transition Services Agreement
Exhibit E-2	Form of Reverse Transition Services Agreement
Exhibit F	Bidding Procedures
Exhibit G	Bidding Procedures Order

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This ASSET PURCHASE AGREEMENT, dated as of July 22, 2023 (the “Agreement Date”), is made by and among Williams Industrial Services Group Inc., a Delaware corporation (“Parent”), Williams Industrial Services Group, L.L.C., a Delaware limited liability company (“WISG”), Williams Industrial Services LLC, a Georgia limited liability company (“WIS”), Construction & Maintenance Professionals, LLC, a Georgia limited liability company (“CMP”), WISG Electrical, LLC, a New York limited liability company (“Electrical”), Williams Plant Services, LLC, a Georgia limited liability company (“WPS”) and Williams Specialty Services, LLC, a Georgia limited liability company (“WSS”, and together with Parent, WISG, WIS, CMP, Electrical and WPS, each a “Seller” and collectively, the “Sellers”), EnergySolutions Nuclear Services, LLC (“Buyer” and, together with Sellers, the “Parties”) and, solely for purposes of Section 12.21, EnergySolutions, LLC, a Utah limited liability company (“ES Guarantor”).

PRELIMINARY STATEMENTS

A.           Sellers and certain of their Affiliates are contemplating filing voluntary petitions (collectively, the “Bankruptcy Cases”) under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Bankruptcy Cases from time to time (the “Bankruptcy Court”).

B.            Sellers and certain of their Affiliates are engaged in (i) the business of providing a broad range of construction and maintenance services to customers in the nuclear, conventional power (fossil, hydro, natural gas), energy delivery, water and wastewater, pulp & paper, chemical, and government industries, (ii) if and to the extent the Transferred WIS Contracts are Assumed Contracts, the non-unionized pulp and paper operations conducted in Chilicothe, Ohio for Pixelle Specialty Solution LLC and in West Point, Virginia for WestRock Company (the “Pixelle and Westrock Business”) and (iii) the business as conducted by WPS and WSS (such businesses, collectively, other than the Retained Businesses (as defined below), the “Business”). The water and wastewater business, non-unionized pulp and paper business (other than the Pixelle and Westrock Business), and the transmission and distribution business carried on by Williams Industrial Services, LLC and its Affiliates and any other business conducted by Sellers or their Affiliates that is not the Business are referred to herein collectively as the “Retained Businesses”.

C.            Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Transferred Assets, and Sellers desire Buyer to assume and Buyer desires to assume from Sellers, the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement. Buyer will not purchase the Retained Businesses or the Excluded Assets and will not assume the Excluded Liabilities.

D.            The Parties intend to effectuate the Transactions, including the purchase and sale of the Business and Transferred Assets and the assumption of the Assumed Liabilities, pursuant to Sections 363 and 365 of the Bankruptcy Code, subject to approval of the Bankruptcy Court.

E.             The Parties desire to consummate the Transactions as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01           Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

Article II

Purchase and Sale; Closing

Section 2.01           [Reserved].

Section 2.02           Purchase and Sale of Transferred Assets.

(a)            Parent-WISG-WIS-CMP-Electrical Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(c) and Section 2.03, at the Closing, each of Parent, WISG, WIS, CMP and Electrical shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, free and clear of all Liabilities and Liens (other than Assumed Liabilities, Liens created by Buyer and Permitted Liens), from each such Seller, all of such Seller’s right, title and interest in, to and under the following assets, rights and properties, as applicable, as the same shall exist immediately prior to the Closing, in each case (collectively clauses (i) through (iv), the “Parent-WISG-WIS-CMP-Electrical Transferred Assets”, and collectively with the WPS and WSS Transferred Assets, the “Transferred Assets”):

(i)            With respect to Parent and WISG only:

(A)           all Assumed Contracts of such Seller (the “Transferred Parent and WISG Contracts” and, together with the Transferred WIS Contracts, the Transferred CMP Contract and the Transferred WPS and WSS Contracts, the “Transferred Contracts”);

(B)            all assets, rights and properties, as applicable, of any Employee Plans that are maintained, sponsored, contributed to (or required to be contributed to), or funded, by Parent, WISG, each as set forth on Schedule 2.02(a)(i)(B), that Buyer elects to assume in accordance with Section 6.10(g) (the “Assumed Parent and WISG Employee Plans”), including funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), in each case, to the extent transferable in accordance with the existing terms and conditions of the applicable Employee Plan;

(C)            all rights of such Seller under non-disclosure or confidentiality, non-disparagement, non-compete or non-solicitation agreements with (a) Transferred Employees and (b) agents of such Seller or any Person;

(D)           all rights of such Seller under or pursuant to all warranties, representations and guarantees made by any Persons to such Seller to the extent related to the Transferred Assets;

(E)            the Business Intellectual Property, including the Intellectual Property set forth on Schedule 2.02(a)(i)(E) (and the right to sue and bring claims or causes of action past, present or future in respect thereof, including for infringement, misappropriation or violation thereof);

(F)            the Business Technology;

(G)            the Transferred Books and Records;

(H)            all personal property and interests therein, including all equipment, machinery, forklifts, fixtures, signage, furniture, furnishings, office equipment, computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), hardware, software, data centers, IT Systems, operating systems, communications equipment, information technology infrastructure and systems, motor vehicles, and other tangible personal property owned by such Seller as of the Closing Date, including those set forth on Schedule 2.02(a)(i)(H);

(I)             all of the goodwill of the Business;

(J)             all accounts receivable of such Seller;

(K)           all customer lists and all supplier lists;

(L)            all rights, demands, claims, causes of action, prepayments, refunds, rights of recovery, credits, allowances, rebates, or rights of setoff or subrogation and other claims (the “Rights and Defenses”) of such Seller against any Person (the “Parent and WISG Transferred Rights and Defenses”, and together with the WIS Transferred Rights and Defenses, the CMP Transferred Rights and Defenses and the WPS and WSS Transferred Rights and Defenses, the “Transferred Rights and Defenses”) arising from or in connection with any of the Transferred Assets, including any rights against any Person under Transferred Contracts and any rights in connection with warranties, rebates, credits and related claims and any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other Persons, products sold, or services provided, to such Seller related to the Transferred Assets or Related to the Business;

(M)          to the extent assignable pursuant to Sections 363 and 365 of the Bankruptcy Code, all Permits and pending applications therefor Related to the Business;

(N)           all bids and proposals of such Seller;

(O)           all prepaid expenses and deposits under any Transferred Contract or otherwise, to the extent Related to the Business, including all prepetition and post-petition adequate assurance deposits provided or established with respect to utilities Related to the Business or related to the Transferred Assets and any deposits provided by or to customers, suppliers, or service providers on a prepetition or post-petition basis in connection with the Business or the Transferred Assets, and Purchased Existing Letters of Credit (including any cash deposits and proceeds thereof), other than those prepaid expenses and deposits set forth Schedule 2.02(a)(i)(O);

(P)            all telephone and facsimile numbers, email and web addresses, social media accounts and other office directory listings;

(Q)           all transferable rights under Insurance Policies in respect of the Transferred Assets or otherwise, to the extent Related to the Business, including any recoveries thereunder and any rights to assert claims seeking any such recoveries, except as set forth on Schedule 2.02(a)(i)(Q) (the “Parent and WISG Purchased Insurance Rights, and together with the WPS and WSS Purchased Insurance Rights, the “Purchased Insurance Rights”);

(R)            those other assets, properties or rights set forth on Schedule 2.02(a)(i)(R);

(S)            all attorney-client or similar privilege in favor of such Seller or any of its Affiliates with respect to engagements and similar letters and agreements with such Seller’s legal advisors, other than those relating (i) exclusively to the Retained Businesses, (ii) to the Transactions contemplated hereby (or any alternative transaction considered by the Sellers) or (iii) advice given to the board of directors of Parent; and

(T)            all avoidance actions (including any proceeds thereof), including all claims and causes of action arising under Sections 544 through 553 of the Bankruptcy Code or any analogous state law to the extent such actions are against the following parties (collectively, the “Parent and WISG Designated Parties”): (a) any of such Seller’s vendors, suppliers, customers, or trade creditors in regards or related to the Transferred Assets or the Business; and (b) any counterparties to any Transferred Contracts (collectively, the “Parent and WISG Purchased Avoidance Actions”, and together the WIS Purchased Avoidance Actions, the CMP Purchased Avoidance Actions and the WPS and WSS Purchased Avoidance Actions, the “Purchased Avoidance Actions”); provided, that it is understood and agreed by the Parties that the Buyer will not assert or pursue any Parent and WISG Purchased Avoidance Actions against any of the Parent and WISG Designated Parties other than as a defense, offset, or counterclaim against any claim or cause of action raised or asserted by such Parent and WISG Designated Party.

(ii)           With respect to WIS only:

(A)           all customers Contracts related to the Pixelle and Westrock Business, to the extent such Contracts are Assumed Contracts (the “Transferred WIS Contracts”) and the accounts receivable related thereto;

(B)            the Rights and Defenses arising from or in connection with the Transferred WIS Contracts that are Assumed Contracts (the “WIS Transferred Rights and Defenses”), including any rights in connection with warranties, rebates, credits and related claims and any rights under or pursuant to any and all warranties, representations and guarantees made under such Transferred WIS Contracts; and

(C)            all avoidance actions (including any proceeds thereof), including all claims and causes of action arising under Sections 544 through 553 of the Bankruptcy Code or any analogous state law (the “WIS Purchased Avoidance Actions”) to the extent such actions are against the counterparts to the Transferred WIS Contracts that are Assumed Contracts (the “WIS Designated Parties”); provided, that it is understood and agreed by the Parties that the Buyer will not assert or pursue any WIS Purchased Avoidance Actions against any of the WIS Designated Parties other than as a defense, offset, or counterclaim against any claim or cause of action raised or asserted by such WIS Designated Party.

(iii)          With respect to CMP only:

(A)           The Contract listed on Schedule 2.02(a)(iii)(A) if such Contract is an Assumed Contract (the “Transferred CMP Contract”) and the accounts receivable related thereto;

(B)            The Rights and Defenses arising from or in connection with the Transferred CMP Contract (the “CMP Transferred Rights and Defenses”) if such Contract is an Assumed Contract, including any rights in connection with warranties, rebates, credits and related claims and any rights under or pursuant to any and all warranties, representations and guarantees made under the Transferred CMP Contract; and

(C)            all avoidance actions (including any proceeds thereof), including all claims and causes of action arising under Sections 544 through 553 of the Bankruptcy Code or any analogous state law (the “CMP Purchased Avoidance Actions”) to the extent such actions are against the counterparts to the Transferred CMP Contract (the “CMP Designated Parties”) and such Contract is an Assumed Contract; provided, that it is understood and agreed by the Parties that the Buyer will not assert or pursue any CMP Purchased Avoidance Actions against any of the CMP Designated Parties other than as a defense, offset, or counterclaim against any claim or cause of action raised or asserted by such CMP Designated Party.

(iv)          With respect to Electrical only: to the extent assignable pursuant to Sections 363 and 365 of the Bankruptcy Code, Permits and all pending applications therefore (the “Transferred Electrical Permits”).

(b)            WPS and WSS Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in this Section 2.02(b) (including in Sections 2.02(b)(i), (iii), and (xxiii)), Section 2.02(d) and Section 2.03, at the Closing, each of WPS and WSS shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, free and clear of all Liabilities and Liens (other than Assumed Liabilities, Liens created by Buyer and Permitted Liens), from each such Seller, all of such Seller’s right, title and interest in, to and under all of such Seller’s assets, rights and properties, as the same shall exist immediately prior to the Closing, in each case, other than the WPS and WSS Excluded Assets, and including, but not limited to, the following assets, rights and properties (collectively, the “WPS and WSS Transferred Assets”):

(i)            the leasehold interests listed on Schedule 2.02(b)(i) under the Leases (the “Transferred Leased Real Property”) held by each such Seller (including any Designated Lease that is assumed and assigned to Buyer pursuant to Section 2.05) and all rights in respect thereof (including all transferrable options and rights of first offer and/or refusal) and all tenements, hereditaments, appurtenances, and other property rights appertaining thereto (the “Transferred Leases”);

(ii)           all Assumed Contracts of such Seller (collectively with the Transferred Leases, the “Transferred WPS and WSS Contracts”);

(iii)          all assets, rights and properties, as applicable, of any Employee Plans (other than the Collective Bargaining Agreements) that are maintained, sponsored, contributed to (or required to be contributed to), or funded, by WPS or WSS the Employee Plans that are maintained, sponsored, contributed to (or required to be contributed to), or funded, by WPS or WSS, each as set forth on Schedule 2.02(b)(iii), if any, that Buyer elects to assume in accordance with Section 6.10(g) (the “Assumed WPS and WSS Employee Plans”), including all funding arrangements related to the Assumed WPS and WSS Employee Plans (including all assets, trusts, insurance policies and administrative service Contracts related thereto), in each case, to the extent transferable in accordance with the existing terms and conditions of the applicable Employee Plan;

(iv)           all rights of such Seller under non-disclosure or confidentiality, non-disparagement, non-compete or non-solicitation agreements with (a) Transferred Employees and (b) agents of such Seller or any Person;

(v)            all rights of such Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors and any other Persons, to such Seller relating to the Transferred Assets;

(vi)          all Business Intellectual Property of such Seller (and the right to sue and bring claims or causes of action past, present or future in respect thereof, including for infringement, misappropriation or violation thereof);

(vii)         all Business Technology;

(viii)        the Transferred Books and Records;

(ix)           all personal property and interests therein, including all equipment, machinery, forklifts, fixtures, signage, leasehold improvements, furniture, furnishings, office equipment, computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), hardware, software, data centers, IT Systems, operating systems, communications equipment, information technology infrastructure and systems, motor vehicles, and other tangible personal property owned by each such Seller as of the Closing Date, including those set forth on Schedule 2.02(b)(ix);

(x)            all of the goodwill of the Business;

(xi)           all accounts receivable;

(xii)          all customer lists and all supplier lists;

(xiii)         the Rights and Defenses arising from or in connection with the WPS and WSS Transferred Assets (the “WPS and WSS Transferred Rights and Defenses”), including any rights against any Persons under Transferred WPS and WSS Contracts and any rights in connection with warranties, rebates, credits and related claims and any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other Persons relating to the operation of the Business, products sold, or services provided, to such Seller;

(xiv)        all inventory;

(xv)         to the extent assignable pursuant to Sections 363 and 365 of the Bankruptcy Code, all Permits and pending applications therefor;

(xvi)        all bids and proposals;

(xvii)       all prepaid expenses and deposits and Purchased Existing Letters of Credit (including any cash deposits and proceeds thereof), including all prepetition and post-petition adequate assurance deposits provided or established with respect to utilities and any deposits provided by or to customers, suppliers, or service providers on a prepetition or post-petition basis;

(xviii)      all telephone and facsimile numbers, email and web addresses, social media accounts and other office directory listings of the Business;

(xix)         all transferable rights under Insurance Policies in respect of the Transferred Assets or Assumed Liabilities, including any recoveries thereunder and any rights to assert claims seeking any such recoveries (the “WPS and WSS Purchased Insurance Rights”);

(xx)          those other assets, properties or rights set forth on Schedule 2.02(b)(xx);

(xxi)         all avoidance actions (including any proceeds thereof), including all claims and causes of action arising under Sections 544 through 553 of the Bankruptcy Code or any analogous state law to the extent such actions are against the following parties (collectively, the “WPS and WSS Designated Parties”): (a) any of each such Sellers’ vendors, suppliers, customers, or trade creditors in regards or related to the Transferred Assets or the Business; and (b) any counterparties to any Transferred Contracts (collectively, the “WPS and WSS Purchased Avoidance Actions”); provided, that it is understood and agreed by the Parties that the Buyer will not assert or pursue any WPS and WSS Purchased Avoidance Actions against any of the WPS and WSS Designated Parties other than as a defense, offset, or counterclaim against any claim or cause of action raised or asserted by such WPS and WSS Designated Party;

(xxii)        WPS’ right title and interest in and to (i) its outstanding Equity Interests of Richmond County Constructors, LLC and (ii) that certain Joint Venture Agreement by and between Worleyparsons Group Inc., WPS and Washington Group International, Inc. effective October 1, 2009 ((i) and (ii), collectively, the “Joint Venture Interests”) and all rights, title and interest therein;

(xxiii)       all attorney-client or similar privilege in favor of such Seller or any of its Affiliates with respect to engagements and similar letters and agreements with such Seller’s legal advisors, other than those relating (i) exclusively to the Retained Businesses, (ii) to the Transactions contemplated hereby (or any alternative transaction considered by the Sellers) or (iii) advice given to the board of directors of Parent; and

(xxiv)      other than the WPS and WSS Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by such Seller.

(c)            Parent-WISG-WIS-CMP-Electrical Excluded Assets. Notwithstanding anything to the contrary herein, all of the right, title and interest of Parent, WISG, WIS, CMP and Electrical in, to and under all of such Seller’s assets, rights or properties, in each case, other than those assets, rights and properties of such Seller set forth in Section 2.02(a), as applicable, and including but not limited to the following assets, rights and properties of each such Seller (the “Parent-WISG-WIS-CMP-Electrical Excluded Assets”, and collectively with the WPS and WSS Excluded Assets, the “Excluded Assets”), as applicable, shall be retained by Sellers, shall not be assigned, transferred or conveyed to Buyer in whole or in part and shall not constitute Transferred Assets:

(i)            With respect to Parent and WISG only:

(A)           (A) all Contracts other than Transferred Contracts, (B) all Retained Shared Contracts, (C) all Leases and (D) all Contracts not Related to the Business (together with all Contracts of WIS other than the Transferred WIS Contracts, all Contracts of CMP other than the Transferred CMP Contract and the WPS and WSS Excluded Contracts, the “Excluded Contracts”);

(B)            Cash;

(C)            all claims, rights or interests of such Seller and its Affiliates in or to any refund, rebate, abatement, credit, or other recovery for Taxes attributable to, arising out of, or relating to Excluded Assets or Excluded Liabilities (including Taxes that are Excluded Liabilities but excluding, for the avoidance of doubt, any such claims, rights or interests in respect of any Transfer Taxes borne by Buyer pursuant to Section 9.02), and any Tax assets (including any Tax attributes) attributable to, arising out of, or relating to Excluded Assets or Excluded Liabilities, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof).

(D)            Tax Returns and records (including working papers), other than those relating to the Transferred Assets or the Assumed Liabilities; provided that no Seller will be obligated pursuant to this Section 2.02(c)(i)(D) to assign, transfer, or convey any U.S. federal or state income Tax Return of a Seller;

(E)            other than the Purchased Insurance Rights, all Insurance Policies and all rights with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(F)            all nontransferable Permits;

(G)            all rights and interests of such Seller under the Transaction Agreements;

(H)            (A) all minute books (and other similar corporate or limited liability company records) and stock or membership interest records of Sellers and their Subsidiaries and (B) the portion of any Transferred Books and Records or other data or materials of or in the possession of such Seller that any of the Sellers are required by Law or by Final Order of the Bankruptcy Court to retain;

(I)             all records and reports prepared or received by such Seller or any of its Affiliates in connection with the sale of the Business or the Transactions or any Transaction Agreement, including all analyses relating to Buyer or any other third-party bidder so prepared or received and (B) subject to Section 2.02(a)(i)(C), all bids and expressions of interest received from any Person with respect to the Business or the equity of such Seller;

(J)             any warranties, representations and guarantees to the extent exclusively related to any Excluded Asset and all rights and defenses to the extent exclusively related to any Excluded Liability;

(K)           all adequate assurance deposits posted in accordance with Section 366 of the Bankruptcy Code to the extent not constituting Transferred Assets under Section 2.02(a)(i)(O);

(L)            all right, title and interest in and to all shares, capital stock and other equity interests of any Person owned by such Seller;

(M)          all bank accounts (including any Cash held therein);

(N)           all engagements and similar letters and agreements with such Seller’s legal advisors not relating primarily to the Business or any advice given to the board of directors of Parent, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of such Seller or any of its Affiliates with respect thereto, other than to the extent transferrable and relating primarily to the Business;

(O)           all engagements and similar letters and agreements with Parent’s legal advisors relating to the Transactions contemplated hereby or any alternative transaction considered by Parent, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Parent with respect thereto;

(P)            all Existing Letters of Credit issued by such Seller and cash deposits and proceeds of such Existing Letters of Credit;

(Q)            all receivables, claims or Actions to the extent related primarily to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of such Seller in respect of an Excluded Asset or Excluded Liability;

(R)            all telephone and facsimile numbers of Sellers that are exclusively used by Williams Industrial Services, LLC and the cell phone numbers of any employee of Sellers who is not a Transferred Employee;

(S)            other than any Transferred Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by such Seller;

(T)            Collective Bargaining Agreements or other Contracts with Unions;

(U)           other than the Assumed Parent and WISG Employee Plans and, for the avoidance of doubt, Assumed WPS and WSS Employee Plans, all Employee Plans, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder.

(ii)           With respect to WIS only: all assets, rights and properties of such Seller other than the Transferred WIS Contracts, WIS Transferred Rights and Defenses and WIS Purchased Avoidance Action.

(iii)          With respect to CMP only: all assets, rights and properties of such Seller other than the Transferred CMP Contracts, CMP Transferred Rights and Defenses and CMP Purchased Avoidance Action.

(iv)          With respect to Electrical only: all assets, rights and properties of such Seller other than the Transferred Electrical Permits.

(d)           WPS and WSS Excluded Assets. The following assets, rights or properties of each of WPS and WSS (the “WPS and WSS Excluded Assets”) and all of their rights, title and interest therein, shall be retained by such Sellers, shall not be assigned, transferred or conveyed to Buyer in whole or in part, and shall not constitute Transferred Assets:

(i)            (A) all Contracts other than the Transferred WPS and WSS Contracts, (B) all Retained Shared Contracts and (C) all Leases other than the Transferred Leases, including as set forth on Schedule 2.02(d)(i) (the “WPS and WSS Excluded Contracts”);

(ii)           Cash;

(iii)          all claims, rights or interests of such Seller and its Affiliates in or to any refund, rebate, abatement, credit, or other recovery for Taxes attributable to, arising out of, or relating to Excluded Assets or Excluded Liabilities (including Taxes that are Excluded Liabilities but excluding, for the avoidance of doubt, any such claims, rights or interests in respect of any Transfer Taxes borne by Buyer pursuant to Section 9.02), and any Tax assets (including any Tax attributes) attributable to, arising out of, or relating to Excluded Assets or Excluded Liabilities, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);

(iv)          all the Employee Plans that are maintained, sponsored, contributed to (or required to be contributed to), or funded, by WPS or WSS, other than the Assumed WPS and WSS Employee Plans, if any;

(v)           other than the WPS and WSS Purchased Insurance Rights, all Insurance Policies and all rights with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(vi)          all nontransferable Permits;

(vii)         all rights and interests of such Seller under the Transaction Agreements;

(viii)        the portion of any books and records or other data or materials of or in the possession of such Seller that any of the Sellers are required by Law or by Final Order of the Bankruptcy Court to retain;

(ix)          (A) all records and reports prepared or received by any such Seller or any of its Affiliates in connection with the sale of the Business or the Transactions or any Transaction Agreement, including all analyses relating to Buyer or any other third-party bidder so prepared or received and (B) subject to Section 2.02(b)(iv), all bids and expressions of interest received from any Person with respect to the Business or the equity of any one or more of such Sellers;

(x)           any warranties, representations and guarantees to the extent related solely to any Excluded Asset and all rights and defenses to the extent related solely to any Excluded Liability;

(xi)          all adequate assurance deposits posted in accordance with Section 366 of the Bankruptcy Code and the prepaid expenses and deposits set forth on Schedule 2.02(d)(xi) to the extent not constituting Transferred Assets under Section 2.02(b)(xvii);

(xii)         other than the Joint Venture Interests, all right, title and interest in and to all shares, capital stock and other equity interests of any Person owned by any such Seller;

(xiii)        all bank accounts;

(xiv)        all engagements and similar letters and agreements with such Seller’s legal advisors to the extent relating to an Excluded Asset, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of any such Sellers or any of their Affiliates with respect thereto, other than to the extent transferrable and relating to Transferred Asset;

(xv)         all Existing Letters of Credit issued by such Seller and cash deposits and proceeds of such Existing Letters of Credit;

(xvi)        all receivables, claims or Actions to the extent related primarily to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of such Seller in respect of an Excluded Asset or Excluded Liability;

(xvii)       Collective Bargaining Agreements or other Contracts with Unions; and

(xviii)      other than the Assumed WPS and WSS Employee Plans and, for the avoidance of doubt, the Assumed Parent and WISG Plans, all Employee Plans, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder.

(e)            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(f), Buyer shall assume, effective as of the Closing, and shall pay, perform and discharge when due, only the following Liabilities of each Seller (without duplication) and no others (collectively clauses (i) through (v), the “Assumed Liabilities”):

(i)            With respect to Parent and WISG only:

(A)           all Liabilities arising under any of the Transferred Parent and WISG Contracts, solely to the extent first arising on or after the Closing Date;

(B)            all Liabilities arising under any Assumed Employee Plans, solely to the extent first arising on or after the Closing Date, except that any Liability for benefit claims incurred by participants or beneficiaries with respect to an Assumed Employee Plan prior to the Closing Date is expressly assumed;

(C)            without duplication of Sections 2.02(ii), 2.02(e)(iii) and 2.02(e)(v)(B), all Cure Costs payable by Buyer pursuant to Section 2.05 in respect of Assumed Contracts of such Seller, inclusive of all such Cure Costs included in the Cure Cost Deduction; and

(D)            all Liabilities relating to Buyer’s ownership or operation of such Seller’s Transferred Assets, to the extent first arising from events, facts or circumstances that occur from and after the Effective Time.

(ii)           with respect to WIS only: all Liabilities arising under those Transferred WIS Contracts that are Assumed Contracts, solely to the extent first arising on or after the Closing Date and, without duplication of Sections 2.02(e)(i)(C), 2.02(e)(iii) and 2.02(e)(v)(B), all Cure Costs in respect of such Transferred WIS Contracts that are Assumed Contracts payable by Buyer pursuant to Section 2.05, inclusive of such Cure Costs included in the Cure Cost Deduction.

(iii)          with respect to CMP only: all Liabilities arising under the Transferred CMP Contract if such Contract is an Assumed Contract, solely to the extent first arising on or after the Closing Date and, without duplication of Sections 2.02(e)(i)(C), 2.02(e)(ii) and 2.02(e)(v)(B), all Cure Costs in respect of the Transferred CMP Contract if such Contract is an Assumed Contract payable by Buyer pursuant to Section 2.05, inclusive of such Cure Costs included in the Cure Cost Deduction.

(iv)          with respect to Electrical only: all Liabilities arising under the Transferred Electrical Permits, solely to the extent first arising on or after the Closing Date.

(v)           with respect to WPS and WSS only:

(A)           all Liabilities arising under any of the Transferred WPS and WSS Contracts, solely to the extent first arising on or after the Closing Date;

(B)            without duplication of Sections 2.02(e)(i)(C), 2.02(e)(ii) and 2.02(ii), all Cure Costs payable by Buyer pursuant to Section 2.05 in respect of the Transferred WPS and WSS Contracts that are Assumed Contracts, inclusive of all such Cure Costs included in the Cure Cost Deduction;

(C)            those bond or surety Liabilities exclusively relating to the Business set forth on Schedule 2.02(e)(v)(C) to the extent such Liability first arises from and after the Closing Date;

(D)           all Liabilities relating to Buyer’s ownership or operation of such Seller’s Transferred Assets, to the extent first arising from events, facts or circumstances that occur from and after the Effective Time; and

(E)            all Liabilities in respect of trade accounts payables of WPS or WSS, as applicable, to the extent such Liabilities have arisen in the Ordinary Course of Business from the purchase of products or services by WPS or WSS, as applicable, pursuant to Transferred Contracts and are either (x) reflected as specific current liabilities on the latest balance sheet attached hereto as Schedule 2.02(e)(v)(E), as applicable, or (y) of the same type and nature as the specific current liabilities described in clause (x) incurred since June 3, 2023, but in all events excluding any and all Liabilities arising out of, related to or with respect to (A) the employment or termination of or the compensation and benefits provided to any employee, consultant or similar service provider, (B) any alleged or actual violation of Law or any Action, (C) any Taxes other than those assumed by Buyer pursuant to Section 9.02 or Section 9.03, (D) any alleged or actual breach of this Agreement or any other Contract, (E) the Retained Businesses or any Excluded Asset or Excluded Liability, (F) any Person other than the Sellers and (G) any other Liabilities arising outside of the Ordinary Course of Business (it being understood and agreed, for the avoidance of doubt, that the Liabilities described in clauses (A) through (G) are Excluded Liabilities and not assumed by Buyer).

For the avoidance of doubt, except as set forth above, any Liability of any Seller or any of their respective Affiliates that is not an Assumed Liability, shall continue to be a Liability of such Person and will remain with the Person that held such Liability as of immediately prior to the Closing and shall not be assumed by Buyer.

(f)            Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Buyer is not assuming or agreeing to pay or discharge, and Buyer shall not assume, or in any way be liable or responsible for, any Liabilities of Sellers or any of their Affiliates, other than the Assumed Liabilities, and Sellers and their respective Affiliates shall be solely and exclusively liable for each of such Sellers’ and their respective Affiliates’ Liabilities, other than the Assumed Liabilities, including, but not limited to, the following Liabilities of Sellers (collectively, the “Excluded Liabilities”):

(i)            all Liabilities not expressly described as an Assumed Liability in Section 2.02(e)(i), Section 2.02(e)(ii), Section 2.02(e)(iii), Section 2.02(e)(iv) and Section 2.02(e)(v), as applicable, including those Liabilities set forth on Schedule 2.02(f)(i);

(ii)           all Liabilities arising out of or relating to (A) the records and reports prepared or received by any Seller or any of its Affiliates in connection with the sale of the Business or the Transactions or any Transaction Agreement, including all analyses relating to Buyer or any other third-party bidder so prepared or received, (B) subject to Section 2.02(a)(i)(C), all bids and expressions of interest received from any Person with respect to the Business or the equity of any one or more of such Sellers, and (C) the Transaction Agreements or the Transactions, whether incurred prior to, at or subsequent to the Closing Date;

(iii)          all Liabilities arising out of or relating to any Sellers’ consideration, pursuit, or entry into, of any alternative transaction to the Transactions;

(iv)          all Liabilities arising out of or relating to any non-disclosure or confidentiality, non-disparagement, non-compete or non-solicitation agreements with any Person;

(v)           all Debt (including any Debt owed by a Seller under any intercompany loan arrangements or promissory notes or any Debt of a Seller which is guaranteed by any Affiliate) or any Liability of a Seller arising out of any off-balance sheet liability;

(vi)          all Liabilities arising out of or relating to any Excluded Asset or the Retained Businesses, including in connection with the ownership and operation of the Excluded Assets and the conduct of the Retained Businesses, or of any other business or operations of Sellers or their respective Affiliates;

(vii)         all Liabilities arising out of or relating to Taxes, other than those assumed by Buyer pursuant to Section 9.02 or Section 9.03;

(viii)        all Liabilities arising out of or relating to (i) any Multiemployer Plan, including any claim for Withdrawal Liability, pre-Closing funding obligation, and penalties assessed by a Government Authority, (ii) any Other Plan, other than the Assumed Employee Plans, in the case of (i) and (ii), whether arising prior to, on or after the Closing Date, and (iii) any Assumed Employee Plans arising prior to the Closing Date, except that any Liability for benefit claims incurred by participants or beneficiaries with respect to an Assumed Employee Plan prior to the Closing Date is expressly assumed;

(ix)           all Liabilities arising out of or relating to the work conditions, employment, engagement, compensation, benefits (except as otherwise expressly assumed), or termination thereof (including, for the avoidance of doubt, any such Liabilities that arise as a result of the consummation of the Transactions) associated with any (i) Seller Employee who becomes a Transferred Employee arising on or prior to the Closing Date, and (ii) Seller Employee who is a service provider or who does not become a Transferred Employee for any reason or no reason, whether arising prior to, on or after, the Closing Date;

(x)            all Liabilities arising out of or relating to indemnification and other obligations under Contracts (x) arising out of or relating to the period prior to the Closing Date or (y) relating to prior equity or asset purchases or sales of, or mergers with, any other Person, including those set forth in Schedule 2.02(f)(x);

(xi)           all Liabilities arising out of or relating to guarantees in favor of sureties in respect of the Retained Businesses;

(xii)          all Liabilities arising out of or relating to guarantees of or by Parent or any of its Affiliates of or for any obligations or Liabilities of any Seller or the Business;

(xiii)         all Liabilities arising out of or relating to fees, charges, expenditures, expenses, costs and other payments incurred or otherwise payable by any of the Sellers or their respective Affiliates, or for which any of the Sellers or their respective Affiliates is liable, in connection with the administration of the Bankruptcy Cases or the negotiation, execution, and consummation of the Transactions or alternative transaction or any document relating thereto, including the fees and expenses of financial advisors, accountants, legal counsel, consultants, brokers, and other advisors with respect thereto, whether incurred, accrued, or payable on, prior to, or after the date of this Agreement or the Closing Date;

(xiv)        all Liabilities arising out of or relating to (A) any violation of Law or any Order, (B) Actions, and (C) facts, circumstances or events that existed or occurred before the Closing;

(xv)         all Liabilities arising out of or relating to the Excluded Assets;

(xvi)        all Liabilities arising out of or relating to any violation of or obligation under Environmental Law with respect to acts, omissions or conditions occurring on or prior to the Closing, including any Releases of Hazardous Materials at, on, to, or from the Transferred Assets that occurred on or prior to the Closing Date;

(xvii)       all Liabilities arising out of or relating to pre-petition trade accounts payable, other than Cure Costs to the extent expressly assumed by Buyer pursuant to Section 2.02(e)(i)(C), Section 2.02(e)(ii), Section 2.02(e)(iii) and Section 2.02(e)(v)(B);

(xviii)      all Liabilities under Sections 365 or 502(g) of the Bankruptcy Code relating to any Seller’s rejection of a Contract or Lease in the Bankruptcy Cases;

(xix)         all Liabilities arising out of or relating to or incurred by either any of the Sellers’ respective directors, officers, managers, stockholders or other equity holders, members, partners, agents or employees (acting in such capacities);

(xx)          all Liabilities arising out of or relating to any and all accounts payable owed by any Seller to any other Seller or any Affiliate of a Seller (including accounts payable arising under any intercompany loan arrangements or promissory notes and vendor trade payables);

(xxi)         all Liabilities arising out of or relating to any Lien (except Permitted Liens) (including with respect to the Business and/or the Transferred Assets, to the extent arising out of or relating to the existence, use or operation of the Business or the Transferred Assets on or prior to the Closing);

(xxii)        all Liabilities arising out of or relating to obligations to indemnify, reimburse or advance amounts, or any Liabilities arising out of or relating to claims for indemnification of any present or former officer, director, employee, partner, member, Representative or agent of any of any Seller (or any of its Affiliates) (including with respect to any breach of fiduciary obligations by same), whether arising under organizational documents or Contract;

(xxiii)       all Liabilities arising out of or relating to any Lease of any Seller other than Liabilities to the extent first arising on or after Closing under the Transferred Leases;

(xxiv)       all Liabilities arising out of, relating to or with respect to the Collective Bargaining Agreements or other Contracts with Unions;

(xxv)        all pension Liabilities;

(xxvi)       all employee Liabilities;

(xxvii)      any Liabilities arising out of, related to or with respect to the employment or termination of or the compensation and benefits provided to any employee;

(xxviii)     all Transaction Expenses; and

(xxix)       all other Liabilities of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereinafter created, other than an Assumed Liability of such Seller.

Section 2.03       Assignment of Certain Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of any Person (including any Government Authority), would constitute a breach or other contravention thereof or a violation of Law or Order, and is not otherwise permitted by the Bankruptcy Code or Order of the Bankruptcy Court, as applicable (a “Restricted Transfer”). If, on the Closing Date, any such attempted transfer or assignment would be a Restricted Transfer or otherwise would be ineffective, Sellers and Buyer will, subject to Section 6.04 and Section 6.06, cooperate in a mutually agreeable arrangement under which (a) Buyer would, in compliance with Law or an Order of the Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by the applicable Seller or Parties subcontracting, sublicensing or subleasing such Transferred Asset to Buyer or (b) Sellers would enforce for the benefit (and at the direction and expense) of Buyer any and all of Sellers’ rights, claims or benefits against any Person associated with such Transferred Asset, and Sellers would promptly pay to Buyer when received all monies received by them under or in respect of any such Transferred Asset, claim, right or benefit (net of Sellers’ actual out-of-pocket expenses incurred in connection with its performance contemplated by this Section 2.03).

Section 2.04           Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Thompson Hine LLP at 3560 Lenox Road NE, Suite 1600, Atlanta, Georgia 30326 (or such other place as the parties may agree) on (a) the fifth Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time) or (b) on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, (i) except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously and (ii) the Closing shall be deemed effective as of the Effective Time.

Section 2.05           Cure Costs; Right to Exclude Contracts; Designation Rights.

(a)           Available Contracts. As soon as reasonably practicable and no later than the date that is five (5) Business Days after the date of this Agreement, Sellers shall provide Buyer with a list of all executory Contracts (including, for the avoidance of doubt, those purchase orders set forth on Schedule 2.05(a)) Related to the Business or related to the Transferred Assets, all Shared Contracts to which one or more Sellers is a party, all Contracts of WSS and WPS, the Transferred WIS Contracts and the Transferred CMP Contract (such Contracts, the “Available Contracts” and such list, the “Available Contracts List”), which shall include the Seller’s reasonable, good faith estimate of the applicable Cure Costs for each Available Contract, which list may be updated from time to time by Sellers not later than (3) Business Days prior to Closing to add any Available Contracts not previously included thereon (but shall not include any Shared Contracts, Leases and all Contracts exclusively related to the Retained Businesses). Notwithstanding the foregoing, except as otherwise provided herein, Available Contracts and the Available Contracts List shall not include any Contracts to which WIS or CMP is a party other than the Transferred WIS Contracts and the Transferred CMP Contracts. At any time following the Agreement Date until five (5) days prior to the Auction (such date, the “Initial Determination Date”), Buyer, in its sole discretion, may deliver one or more written notices to Seller (each such notice, an “Initial Designation Notice”), pursuant to which Buyer shall designate in writing which Available Contracts that Buyer wishes to assume and have assigned to it at Closing (the “Assumed Contracts”). Buyer may, in its sole discretion, no later than two (2) Business Days prior to Closing, deliver written notice to the Sellers to designate any additional Available Contract to the list of Assumed Contracts (any such notice, a “Subsequent Designation Notice” and, together with any Initial Designation Notice, the “Designation Notices”); provided, that, from time to time until two (2) Business Days prior to Closing, Buyer may, by written notice to Sellers, determine not to assume any Available Contracts previously designated as an Assumed Contract (and from and after such date such Contract shall be an Excluded Contract). All Available Contracts that Buyer does not timely designate in writing for assumption pursuant to a Designation Notice shall not be considered Assumed Contracts or Transferred Assets, and shall be deemed Excluded Contracts and Excluded Assets for all purposes under this Agreement. Buyer shall not be responsible for any Cure Costs, rejection damages claims, or other Liabilities related to any Excluded Contracts and all resulting Liabilities are Excluded Liabilities. Upon Buyer’s reasonable request, subject to the limitations set forth in Section 6.03(a), Sellers shall provide additional detailed information including as to the post-Closing Liabilities under the Available Contracts, sufficient for Buyer to make a reasonably informed assessment whether to designate such Contract as an Assumed Contract pursuant to this Section 2.05.

(b)           Buyer Commitment to Pay Cure Costs. At the Closing, Buyer shall promptly pay all Cure Costs in connection with the assumption and assignment of the Assumed Contracts (as set forth in this Agreement, as agreed to by Sellers and the Contract counterparty (subject to Section 2.05(c)) or as determined by the Bankruptcy Court); provided, however, that in the event the aggregate amount of all Cure Costs exceeds $300,000 (the “Cure Cap”), such excess over the Cure Cap (i.e., the Cure Cost Deduction) shall be deducted on a dollar-for-dollar basis from the Base Purchase Price. Sellers shall cooperate with Buyer to facilitate the payment of the Cure Costs to the Contract counterparties on the Closing Date. Sellers shall use commercially reasonable efforts to take all actions required to assume and assign the Assumed Contracts to Buyer (other than payment of Cure Costs), including taking all actions required to obtain a Final Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code

(c)           Determination of Cure Costs. To the extent not yet filed with the Bankruptcy Court, Sellers shall prepare a schedule of the applicable Cure Costs for the Available Contracts which shall be filed with the Bankruptcy Court by the date that is three (3) Business Days after entry of the Bidding Procedures Order. A deadline that shall be at least three (3) days before the Initial Determination Date shall be established for any counterparty to an Available Contract to file any objections to the assumption and/or assignment of such Available Contract or the proposed Cure Cost for such Available Contract. Upon any such objection by an Available Contract counterparty, such Contract shall become a “Disputed Contract”, and Sellers, in consultation with Buyer, shall either settle the objection of such counterparty or litigate such objection under such procedures as the Bankruptcy Court shall approve. The Sellers shall not settle a disputed Cure Cost for an amount in excess of $10,000, with regard to any Available Contract that has been, as of the date of such settlement, designated as an Assumed Contract pursuant to a Designation Notice, without the express written consent of Buyer (which shall not be unreasonably withheld). Upon a Final Order determining any Cure Cost regarding any Disputed Contract after the Closing (and prior to the earlier of date that is three (3) months following the Closing Date or confirmation of a Chapter 11 Plan for Sellers), Buyer shall have the option to (x) pay the Cure Cost with respect to such Disputed Contract and assume the Disputed Contract as a Transferred Contract or (y) designate the Disputed Contract as an Excluded Contract and shall not be responsible for the Cure Cost. For the avoidance of doubt, Sellers shall have no Liability for any Cure Cost with respect to Transferred Contracts.

(d)           During the Designation Rights Period, Buyer may, in its sole discretion, designate any Lease (a “Designated Lease”) listed on Schedule 2.05(d) that has not previously been designated for assumption and assignment or rejection pursuant to Section 2.05(a) for either (x) assumption and assignment to Buyer or its designee, or (y) rejection, in each case by providing written notice to the Seller (the “Lease Designation Notice”); provided, however, that Buyer shall determine whether any Designated Lease will be assumed and assigned or rejected and shall provide the Sellers with a Lease Designation Notice in respect thereof prior to expiration of the Designation Rights Period. Within three (3) Business Days of the Sellers’ receipt of a Lease Designation Notice, the Sellers shall provide written notice to the counterparty to such Designated Lease (such counterparty, the “Lease Designation Counterparty”) of the Sellers’ intent to assume and assign or reject such Designated Lease, which notice shall, with respect to any Designated Lease to be assumed and assigned, include (i) the Cure Costs associated with such Designated Lease as designated by Buyer, (ii) information supplied by Buyer or its designee intended to provide such Lease Designation Counterparty with adequate assurance of future performance, and (iii) the deadline to object to the assumption and assignment of such Designated Lease (the “Objection Deadline”), which deadline shall be no less than fourteen (14) days from service of such notice. The assumption and assignment of a Designated Lease shall be effective without further order of the Bankruptcy Court upon expiration of the applicable Objection Deadline unless (A) the Designation Counterparty timely serves an objection upon Buyer and the Sellers that relates to adequate assurance of future performance or a cure issue that could not have been raised in an objection to any Cure Notice prior to the Sale Hearing (each as defined in the Bidding Procedures Order) and pertains to matters arising after the Closing, or (B) the Lease Designation Counterparty otherwise consents to the assumption and assignment on terms mutually agreed by Buyer and the Lease Designation Counterparty. If Buyer, the Sellers and the Lease Designation Counterparty are unable to resolve such objection timely served pursuant to clause (A) above, the Sellers shall schedule the matter for hearing on no less than five (5) Business Days’ notice. The rejection of any Designated Lease shall be effective without further order of the Bankruptcy Court. Any Lease that is not designated for assumption and assignment or rejection before the expiration of the Designation Rights Period shall be deemed designated for rejection effective as of the date on which the Designation Rights Period expires.

(e)           Notwithstanding Section 2.05(d), during the Designation Rights Period, Buyer may deliver a written notice to the Sellers of Buyer’s entry into an agreement with a Lease Designation Counterparty to any Designated Lease pursuant to which such Lease Designation Counterparty consents to the assumption and assignment to Buyer or its designee of such Designated Lease on the terms set forth in such agreement. The assumption and assignment of any Designated Lease pursuant to this Section 2.05(e) shall be effective on the date set forth in the written notice provided to the Sellers without further order of the Bankruptcy Court. For the avoidance of doubt, any Designated Leases assumed and assigned to Buyer pursuant to this Section 2.05(e) shall be Assumed Contracts.

(f)            Buyer shall be responsible for any and all payment Liabilities of Buyer, the Sellers or any of their respective Affiliates under the Designated Leases that are incurred and come due and payable during the period from and after Closing through the effective date of such Designated Lease’s assumption and assignment to Buyer or rejection by any Seller in accordance with this Agreement. For the avoidance of doubt, Buyer shall pay all such Liabilities on a current basis as and when they come due and payable.

Section 2.06           Withholding.

(a)           All payments under this Agreement are to be made free and clear and without deduction or withholding for any Taxes, except as required by applicable Tax Law.

(b)           If any applicable Tax Law requires the deduction or withholding of any Tax from any such payment, then Buyer shall be entitled to make such deduction or withholding and shall use commercially reasonable efforts to provide notice to Sellers at least three (3) Business Days prior to the Closing Date or as soon as reasonably practicable thereafter and to work in good faith with Sellers to minimize any such withheld amounts to the extent permitted by applicable Tax Law.

(c)           Subject to Section 2.06(d), any amounts so deducted or withheld by Buyer shall be timely paid to the relevant Taxing Authority in accordance with the applicable Tax Law and Buyer shall use commercially reasonable efforts to provide Sellers with written receipts evidencing payment in accordance with applicable Tax Law and any other documentation provided by the Taxing Authority in connection with such payment.

(d)           To the extent that any amounts are deducted or withheld pursuant to this Section 2.06, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.07           Overbidding. Buyer acknowledges that Sellers are marketing the Transferred Assets and that Buyer’s offer of the Purchase Price is subject to one or more overbid(s) by one or more Persons based on the increments as more specifically set forth in, and subject to, the provisions of the Bidding Procedures Order.

Article III

Purchase Price

Section 3.01           Purchase Price. The aggregate consideration to be paid by Buyer for the sale of all of the Transferred Assets and the obligations of Sellers set forth in this Agreement shall be an amount in cash equal to the sum of (a) $60,000,000 (the “Base Purchase Price”), less (b) any Cure Cost Deductions, less (c) any Payables Adjustment (such amount (which in no event shall be less than zero), the “Purchase Price”). As additional consideration for the Transferred Assets, Buyer shall assume the Assumed Liabilities at the Closing.

Section 3.02           Purchase Price Deposit. On the first Business Day following the execution of this Agreement, pursuant to the terms of this Agreement and the Escrow Agreement, as applicable, Buyer shall deposit or cause to be deposited with Citibank, N.A., in its capacity as escrow agent (the “Escrow Agent”), the sum of $6,000,000, representing ten percent (10%) of the Base Purchase Price by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Buyer or the Agents (in accordance with the terms and conditions set forth in the Sale Order) in accordance with this Agreement and the provisions of the Escrow Agreement. The Escrowed Funds (together with any and all accrued investment income thereon) shall be distributed upon the earlier of the Closing or the termination of this Agreement in accordance with Sections 3.04(a)(i) and 3.04(b)(ii) or Section 11.03, as applicable.

Section 3.03           Adjustment to the Base Purchase Price. Not later than five (5) Business Days prior to the Closing, Parent shall deliver to Buyer a statement setting forth Parent’s good faith and reasonably detailed calculation of the Payables Adjustment, Cure Cost Deductions and the Purchase Price based thereon (the “Closing Statement”), together with reasonable supporting documentation (including supporting calculations and a schedule of Payables and Cure Costs). Buyer shall be permitted to review and comment on the Closing Statement and the Sellers’ calculations contained therein, and the Sellers shall provide Buyer and its Representatives during normal business hours with reasonable access to books and records and personnel (including external accountants) of the Sellers used to prepare, or otherwise relevant to the calculations of, the Closing Statement as reasonably requested by Buyer and its Representatives prior to the Closing. The Sellers shall review and consider in good faith any revisions to the calculations or estimates set forth in the Closing Statement proposed in good faith by Buyer, and, prior to Closing, Parent and Buyer shall agree to any such revisions and the Closing Statement shall be modified to include such revisions and the resulting Purchase Price.

Section 3.04           Certain Closing Deliverables. At the Closing:

(a)           Sellers shall deliver or cause to be delivered to Buyer the following:

(i)            a counterpart of the Joint Written Instructions, duly executed by Sellers, directing the Escrow Agent to deliver the Escrowed Funds to the Agents in accordance with the terms and conditions set forth in the Sale Order;

(ii)           a counterpart of the Bill of Sale and the Assignment and Assumption Agreement for Transferred Assets, in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the applicable Sellers;

(iii)          counterparts of the IP Assignment Agreement, in the form attached hereto as Exhibit C (the “IP Assignment Agreement”), duly executed by the applicable Sellers, on the one hand, and Buyer, on the other hand;

(iv)          counterparts of the Transition Services Agreement and Reverse Transition Services Agreement, in each case, duly executed by the applicable Sellers;

(v)           the officer’s certificate required to be delivered pursuant to Section 10.02(a)(vi);

(vi)          a properly completed and executed IRS Form W-9 from each Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of the relevant Transferred Assets for U.S. federal income tax purposes, listing the Seller on line 2 of IRS Form W-9 as the disregarded entity’s name) certifying that backup withholding does not apply to the entity listed on line 1 of IRS Form W-9;

(vii)         [Reserved];

(viii)        [Reserved]; and

(ix)           all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Transferred Assets to Buyer and carry out the Transactions.

(b)           Buyer shall deliver or cause to be delivered to Sellers the following:

(i)            the payment of the Purchase Price (less the amount of the Escrowed Funds), by wire transfer of immediately available funds to the Agents in accordance with the terms and conditions set forth in the Sale Order;

(ii)           a counterpart of the Joint Written Instructions, duly executed by Buyer, directing the Escrow Agent to deliver the Escrowed Funds to the Agents in accordance with the terms and conditions set forth in the Sale Order;

(iii)          all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to Sellers promptly and in any event no later than five (5) Business Days after receipt thereof by Buyer);

(iv)          a counterpart of the Bill of Sale, the Assignment and Assumption Agreement, duly executed by Buyer;

(v)           counterparts of the Transition Services Agreement and Reverse Transition Services Agreement, in each case, duly executed by Buyer;

(vi)          the officer’s certificate required to be delivered to Sellers pursuant to Section 10.01(a)(iii); and

(vii)         such other documents, instruments and certificates as Sellers (on behalf of itself and Sellers) may reasonably request.

Section 3.05           Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, Buyer and Sellers and their respective Affiliates, shall, consistent with the requirements of Section 1060 of the IRS Code and the Treasury Regulations promulgated thereunder and any similar provision of applicable Law, agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities, and all other relevant items required to be taken into account under the IRS Code among the Transferred Assets in accordance with an allocation provided by Buyer under this Section 3.05. No later than thirty (30) Business Days after the Closing Statement becomes conclusive, Buyer shall deliver to Sellers for review and comment a draft allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items required to be taken into account under the IRS Code) as of the Closing Date among the Transferred Assets, which allocation shall be made according to a valuation performed by Houlihan Lokey or a similar third-party valuation firm (the “Purchase Price Allocation”). Any reasonable comments provided by Sellers to the Buyer under this Section 3.05 shall be considered by the Buyer in good faith. The Purchase Price Allocation shall be conclusive and binding on the Parties. The Parties and their respective Affiliates shall (a) file all applicable Tax Returns (including IRS Form 8594) in accordance with such Purchase Price Allocation; provided however, that the Purchase Price Allocation shall not be binding upon Sellers for purposes of any plan filed in connection with the Bankruptcy Cases and shall not, and shall not be interpreted to, have any effect on any distributions to Sellers’ creditors; and (b) not take any action in connection with any Tax audit or proceeding, if any, that is inconsistent with such Purchase Price Allocation except, in each case, to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the IRS Code or any similar provision of state, local or non-U.S. Tax Law. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.05 shall survive the Closing without limitation.

Article IV

REPRESENTations and Warranties of Sellers

Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date, except as (a) set forth in the Disclosure Schedules or (b) as disclosed in Sellers’ SEC Documents filed since January 1, 2023 and publicly available at least 72 hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC Documents, and any other disclosures contained in such SEC Documents that are predictive, cautionary or forward-looking in nature) (provided that neither clause (a) nor (b) shall or shall be deemed to qualify the representations and warranties in Section 4.06(b)):

Section 4.01           Formation and Authority; Enforceability.

(a)           Each Seller is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and Schedule 4.01(a) sets forth with respect to each Seller, the jurisdiction in which it is incorporated, formed or organized. Except for authorizations required by the Bankruptcy Code, each Seller has the requisite corporate or other power and authority to operate the Business and own, lease, operate and use, as applicable, in the case of each Seller, its business with respect to the Transferred Assets and Assumed Liabilities, as presently conducted. Each Seller is duly qualified as a foreign corporation or other organization to do business, and to the extent legally applicable, is in good standing, with respect to the Business, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification or good standing necessary, except for the failure to be so qualified or in good standing in jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Buyer true, accurate and complete copies of the organizational documents of each Seller.

(b)           Except for authorizations required by the Bankruptcy Code, each Seller has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under this Agreement and the other Seller Transaction Agreements (including the consummation of the Transactions) to which it is a party. Subject to Bankruptcy Court approval and entry of the Bidding Procedures and Sale Orders, the execution, delivery and performance by each Seller of this Agreement and the other Seller Transaction Agreements (including the consummation of the Transactions) to which it is a party have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and upon the execution and delivery of the other Seller Transaction Agreements, such other Seller Transaction Agreements will be duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery of the other Seller Transaction Agreements, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of Sellers, to the extent party thereto, enforceable against Sellers, to the extent party thereto, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.02          Title; Sufficiency of Assets.

(a)           Except as disclosed on Schedule 4.02, each Seller has good and marketable title to and is the exclusive legal and equitable owner of, or, otherwise has the right to use pursuant to a valid lease, license or other contractual arrangement, as the case may be, and, in each case, has the power and rights to assign and deliver, the Transferred Assets of such Seller, free and clear of all Liens, other than Permitted Liens. At the Closing, subject to Section 2.03 and subject to Bankruptcy Court approval, entry of the Bidding Procedures and Sale Orders and assumption by Buyer of the Assumed Contracts in accordance with applicable Law (including satisfaction of any applicable Cure Costs), Buyer or one of its Affiliates will own and have good, valid and exclusive and marketable title to or a valid leasehold interest in, as the case may be, each of such Transferred Assets free and clear of all Liens, other than Permitted Liens.

(b)           The Business is conducted only through the Sellers and not through any Subsidiary of Parent that is not a Seller and no Affiliate of Parent (other than the Sellers) owns or has title to any asset used or held for use in the Business.

(c)           Assuming (i) receipt of all relevant Third Party Consents and transfer of all Permits and (ii) that all Available Contracts (including all Leases) are assumed, and after giving effect to the rights granted under the Transition Services Agreement, the Transferred Assets constitute all of the properties, rights and assets that are necessary to permit Buyer to conduct the Business, after the Closing in the same manner conducted by the Sellers on the date hereof (recognizing that certain employees of Sellers and their Affiliates will not be Transferred Employees and that the Assumed Employee Plans do not constitute all benefit plans applicable to employees of Sellers and their Affiliates).

Section 4.03           [Reserved.]

Section 4.04           Consents and Approvals. The execution, delivery and performance by the Sellers of this Agreement and the other Seller Transaction Agreements, and the consummation of the Transactions, do not and will not (a) violate any applicable Law or any of Sellers’ organizational documents, (b) require any Consent, waiver, or other action by, or any material filing with or notification to, any Government Authority by any Seller, or (c) except as disclosed on Schedule 4.04, require any Consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute an impermissible change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of any Seller or the Business, including the Transferred Assets, pursuant to any Contract to which any such Seller is a party or by which they or any of their respective properties or assets are bound, except (i) entry by the Bankruptcy Court of the Bidding Procedures Order and the Sale Order, (ii) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to adversely affect the Business in any material respect.

Section 4.05           Financial Information; Absence of Undisclosed Liabilities; SEC Documents.

(a)           Schedule 4.05(a) sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2021 and December 31, 2022 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the fiscal years then ended and (ii) the reviewed balance sheet of each of WPS and WSS of December 31, 2021 and December 31, 2022 and the related reviewed statements of operations and comprehensive income, members equity, and cash flows for each such entity for each of the fiscal years then ended. The Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in equity for each of Parent, WPS and WSS, respectively, and the Business, as of the respective dates of and for the periods referred to in the Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and in accordance with each such Seller’s books and records. All of the accounts receivable reflected in the Financial Statements represent bona fide transactions of the Business that arose in the Ordinary Course of Business, are not subject to setoffs or counterclaims and are expected to be collectible within ninety (90) days of the date such accounts receivable first became due and payable. Except as set forth on Schedule 4.05(a) no Person has any Liens on any accounts receivable that are outstanding as of the date hereof, and except in the Ordinary Course of Business, neither Parent nor any of its Subsidiaries has received any request or entered into any Contract for material deduction or material discount with respect to any material accounts receivable of the Business. Parent and its Subsidiaries have not received written notice from any customer or other third party of the Business that such customer or other third party does not intend to pay any material accounts receivable of the Business.

(b)           Other than (i) as reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2022 that are not, individually or in the aggregate, material to the Business and (iii) Liabilities arising under this Agreement, there are no Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Business that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

(c)            Except as set forth on Schedule 4.05(c), Sellers maintain systems of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2022, no Seller has changed the cash management policies of the Business, including accelerating the collection of accounts receivable or deferring the payment of accounts payable.

(d)           As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and SOX, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.06           Absence of Certain Changes or Events.

(a)            Since December 31, 2022, (i) through the Agreement Date, except as contemplated by the Transaction Agreements, the filing of the Bankruptcy Cases or the consummation of the Transactions, the Sellers have conducted the Business in the Ordinary Course of Business in all material respects and (ii) there has been no change in any method of accounting or accounting practice of the Sellers, except as required by GAAP or applicable Law. Since December 31, 2022, there has not been any material loss, damage, destruction or other casualty affecting the Business, any of the Transferred Assets or Assumed Liabilities, whether or not covered by Insurance Policies.

(b)           Since December 31, 2022, there has not occurred or arisen any Change which individually or in the aggregate has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 4.07           Absence of Litigation. Schedule 4.07 sets forth for the past five (5) years Actions pending or, to the Knowledge of Sellers, threatened in writing against the Sellers or their Affiliates relating to or affecting the Business or any of the Transferred Assets or the Assumed Liabilities that if determined adversely, would be, individually or in the aggregate, material to the Transferred Assets, Assumed Liabilities or the Business, as a whole. No Seller has received any notice of, and there does not exist, any outstanding Order or pending or threatened investigation by any Government Authority or relating to the Business, the Sellers’ interest in or use of the Transferred Assets or the Transactions. No Seller is a party to, or bound by, any outstanding Order of any Government Authority relating to the Business (other than regulatory orders of general applicability that affect similarly situated businesses in a similar manner). There is no material Action related to the Business or the Transferred Assets commenced by any Seller or any of its Subsidiaries pending against any other Person.

Section 4.08           Compliance with Laws; Permits.

(a)            Except as set forth on Schedule 4.08(a), each of the Sellers is, and have been, in compliance in all material respects with all Laws or Orders applicable to the Sellers, the conduct of the Business and the use and ownership of the Transferred Assets and the Assumed Liabilities. The Sellers have not received any notice of or other communication from any Government Authority regarding any actual or alleged failure to comply in any material respect with any Law applicable to the Sellers, the conduct of the Business and the use and ownership of the Transferred Assets and the Assumed Liabilities.

(b)           Neither the Sellers, any of their directors, officers, employees or, to the Knowledge of Sellers, any of their Representatives or agents, in each case, acting on behalf of the Sellers or the Business, has in the past five (5) years, directly or knowingly indirectly in respect of the Business: (i) used any funds of the Sellers for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any government official for the purpose of securing any improper advantage or action to assist the Sellers in obtaining or retaining business for or with, or directing business to, any person; (iii) made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any Person not being a government official with which any Seller does business for the purpose of securing any improper advantage or otherwise in a manner inconsistent with Parent’s policies and procedures; or (iv) otherwise violated any applicable Anti-Corruption Laws. The Sellers have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, and have and do maintain books and records in a manner that, in reasonable detail, accurately and fairly reflects, in all material respects, their transactions and dispositions of their respective assets. None of the Sellers, any of their directors, officers, employees or, to the Knowledge of Sellers, any of their Representatives or agents, in each case, acting on behalf of the Sellers or the Business, is or has been, in the past five (5) years the subject of any investigations, reviews, audits, or inquiries related to Anti-Corruption Laws, and, to the Knowledge of Sellers, no investigation, review, audit, or inquiry related to Anti-Corruption Laws is pending or threatened.

(c)            None of the Sellers or any of their respective directors or officers, employees or, to the Knowledge of Sellers, Representatives or agents, in each case, acting on behalf of the Sellers has in the past five (5) years, directly or indirectly in respect of the Business, violated any applicable Global Trade Laws. None of the Sellers or, any of their directors, officers, employees or, to the Knowledge of Sellers, Representatives or agents, in each case, acting on behalf of the Sellers or the Business, is or has been a Restricted Party or ordinarily resident in a Restricted Country.

(d)           None of the Sellers, any of their directors or officers, or, to the Knowledge of Sellers, any of their other employees, Representatives or agents, in each case, acting on behalf of the Sellers or the Business, is or has been the subject of any investigations, reviews, audits, or inquiries related to Global Trade Laws, and, to the Knowledge of Sellers, no investigation, review, audit, or inquiry related to Global Trade Laws is pending or threatened in writing.

(e)            The operations of the Business are, and for the past five (5) years have been, conducted at all times in all material respects with all applicable financial recordkeeping and reporting requirements and Anti-Money-Laundering Laws, and no Action by or before any Government Authority involving any Seller or the Business with respect to Anti-Money-Laundering Laws is pending or, to the Knowledge of Sellers, threatened. The internal accounting controls of each Seller are adequate in all material respects to detect any of the foregoing.

(f)            Schedule 4.08(f) sets forth each of the material Permits that are held under the Law to operate the Business and to own, lease and operate the Transferred Assets and the Business. The Permits listed on Schedule 4.08(f) constitute all of the material Permits necessary for the operation of the Business and ownership of the Transferred Assets as currently conducted and each such Permit is valid, binding and in full force and effect and the Sellers are in material compliance therewith. There are no Actions pending or, to the Knowledge of Sellers, threatened, which would reasonably be expected to result in the revocation or termination of any material Permit.

Section 4.09           Intellectual Property.

(a)           Schedule 4.09(a) sets forth a true and complete list of (i) all Business Registrable IP; and (ii) all material unregistered Trademarks that are included in the Owned Intellectual Property or Transferred Assets, in each case stating the owner of such Intellectual Property. The Business Registrable IP and unregistered Trademarks set forth on Schedule 4.09(a) are subsisting and in full force and effect, have not expired, been cancelled, abandoned, or allowed to lapse, and are valid and enforceable. The Sellers are the sole and exclusive owner of all rights, title and interests in and to the Owned Intellectual Property, including the Business Registrable IP and unregistered Trademarks set forth on Schedule 4.09(a), free and clear of all Liens except for Permitted Liens, except for such properties, rights and assets that have been sold or otherwise disposed of since December 31, 2022 in the Ordinary Course of Business.

(b)           The Sellers solely own or otherwise have the valid and enforceable right to use all Intellectual Property used in the Business as presently conducted by the Sellers, including the Business Intellectual Property. The Business Intellectual Property and rights under the Available Contracts constitute all Intellectual Property used in or necessary for, and that are sufficient for, the conduct of the Business as presently conducted by the Sellers. Following the Closing, assuming receipt of all relevant Third Party Consents, after giving effect to the rights granted under the Transition Services Agreement, and except for any rights under Available Contracts that Buyer does not assume as an Assumed Contract, Buyer will own or have valid and enforceable rights to exploit all Intellectual Property used in or necessary for the Business in substantially the same manner and on materially the same terms as such items were owned by, licensed to or made available to the Sellers immediately prior to the Closing.

(c)            To the Knowledge of Sellers, the operation of the Business by the Sellers and the use of the Business Intellectual Property has not infringed upon, misappropriated or otherwise violated any Intellectual Property of any third party. To the Knowledge of Sellers, no Person is infringing upon or misappropriating any Business Intellectual Property in any material respect, there are no, and there have not been, any Actions pending or threatened in writing against any Seller alleging any such infringement, misappropriation or other violation of any Intellectual Property of any third party, or otherwise concerning the ownership, validity, registrability, enforceability, violation or use of, or licensed right to use any Owned Intellectual Property, and to the Knowledge of Sellers, no valid basis or other facts or circumstances exist for any such Action or threatened Action.

(d)           The Sellers have not engaged in any unfair competition or trade practices or any false, deceptive, unfair or misleading advertising or promotional practices under applicable Laws of any jurisdiction in which they operate or market any of their products or services, and have not received any notifications or been subject to any investigations from any Person or Government Authority regarding their marketing, advertising or promotional practices.

(e)           The Sellers take and have taken commercially reasonable actions at least consistent with industry-standard practice to protect the confidentiality, integrity and security of all Trade Secrets included in the Business Intellectual Property from any unauthorized use, access, disclosure, destruction or modification, and to the Knowledge of Sellers, no such use, access, disclosure, destruction or modification has occurred.

(f)            The Sellers lawfully own, lease or license all IT Systems that are used in or necessary for the conduct of the Business as presently conducted by the Sellers. The Sellers are not in material breach of any of their obligations under any Contracts relating to the IT Systems. The IT Systems have not materially malfunctioned or failed in the past three (3) years in a manner that has materially disrupted the Business. To the Knowledge of Sellers, the IT Systems do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization, disable or otherwise interfere with the operation of the IT Systems, or (ii) materially adversely effect the functionality of the IT Systems. The Sellers have taken commercially reasonable steps to provide for back-up of data and information critical to the conduct of the Business and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities. To the Knowledge of Sellers, no Person has gained unauthorized access to any IT Systems in the past three (3) years. The Sellers have maintained and continue to maintain commercially reasonable safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss or alteration of Data in their possession or control.

(g)           The Sellers’ collection, use, disclosure, storage, maintenance, transmission, and encryption of Personal Data in connection with the Business are and have been in material compliance with all applicable Privacy and Security Laws, and the Sellers have established and maintained commercially reasonable privacy and data security practices and policies which are in material compliance with all Privacy and Security Laws. The Sellers have not received any written notices or other communications from, or been subject to any inquiries, complaints or investigations from any Person or Government Authority alleging any breach or violation of any Privacy and Security Laws. To the Knowledge of Sellers, there has been no unauthorized or unlawful access to or use of any such Personal Data, and none of the Sellers has notified in writing, or been required by applicable Privacy and Security Laws to notify in writing, any Person of any such unauthorized or unlawful access.

Section 4.10           Environmental Matters.

(a)            Each of the Sellers with respect to the Business or the use and ownership of the Transferred Assets, are, and have been, in compliance in all material respects with all applicable Environmental Laws, and each possesses, or has timely applied for, all Environmental Permits necessary for the conduct and operation of the Business as currently conducted, and no Action is pending, or to the Knowledge of Sellers threatened, to terminate, suspend, materially modify or not renew any such Environmental Permit. The Sellers have not received any notice, demand, letter or claim alleging that the Sellers are in violation of, or have liability under, any Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment remediation, removal or cleanup of Hazardous Materials. Neither the Sellers nor, to the Knowledge of Sellers, any Person, have caused or contributed to a Release of Hazardous Materials with respect to the Business or the Transferred Assets or any premises subject to the Leases of any Seller (such premises, the “Sellers Leased Real Property”), in any case in a manner or to a degree that reasonably could be expected to result in material liability under Environmental Law or be material to the Business. The Sellers have made available to Buyer copies of all assessments and reports in their possession and or control relating to the environmental condition of any Sellers Leased Real Property to the compliance of the Sellers in respect of the Business and the Business with Environmental Laws.

Section 4.11           Material Contracts.

(a)            Schedule 4.11(a) lists all Available Contracts and all other Contracts (other than, in the case of any such Contract with a customers or supplier of the Business, purchase orders or change orders, but which are, for the avoidance of doubt, Contracts) of the Sellers, in each case, of the type described below and any and all amendments, extensions, or other modifications thereof that are in effect as of the date of this Agreement (each such Contract that is or should be listed on Schedule 4.11(a), other than any such Contract that exclusively relates to the Retained Business, and including all applicable purchase orders and change orders with customers and suppliers, a “Material Contract”):

(i)            Contracts, other than Employee Plans, with any Covered Employee;

(ii)           Contracts relating to any, or constituting any, limited liability company, joint venture, alliance or partnership or similar arrangement;

(iii)          Collective Bargaining Agreements or other Contracts with any Unions currently representing any Covered Employee (indicating in Schedule 4.11(a)(iii) the Seller which is party to each);

(iv)          Contracts providing for the employment of any Covered Employee on a full-time basis with an annual base salary in excess of $175,000 in each case, other than any Contract terminable by the Sellers for any reason upon less than thirty (30) days’ notice without incurring any liability by the Sellers;

(v)           Contracts to sell, assign, license (other than a non-exclusive license or sublicense in the Ordinary Course of Business) or otherwise transfer or dispose (including contracts to assign or sublease any material Leases) of any Transferred Asset, other than in the Ordinary Course of Business, which Contracts have obligations that are continuing or have not been fully satisfied or fully performed;

(vi)          Contracts relating to the acquisition of any business, assets or the capital stock of any Person, including any acquisition agreement, asset purchase agreement, or stock purchase agreement;

(vii)         Contracts relating to the incurrence of Debt or the making of any loans;

(viii)        any Lease;

(ix)           any fixed price Contract with Liabilities exceeding $100,000;

(x)            any Contract that is a Shared Contract;

(xi)           Contracts (or series of Contracts with the same counterparty) (A) to purchase goods or products from any Person (other than any professional advisor engaged by Parent in connection with the Transactions and which will not be an Assumed Contract and which is an Excluded Liability) that will result in purchases or expenditures by any Sellers in an aggregate amount that exceeds $250,000 annually or (B) to sell goods, services or products to any Person that will result in sales by any Seller in an aggregate amount that exceeds $2,500,000 annually;

(xii)          Contracts with any Government Authority;

(xiii)         Contracts under which (i) any Sellers grants to any Person any rights under Owned Intellectual Property (except for non-exclusive licenses granted to customers of the Sellers in the Ordinary Course of Business), (ii) any Person grants to any Seller any rights with respect to any Intellectual Property used in the Business, other than off-the-shelf, commercially available software obtained on standard commercial terms with total license, maintenance, support and other fees not in excess of $100,000 per year in the aggregate, and (iii) any exclusive licenses to Intellectual Property granted or received by any Seller.

(xiv)         Contracts pursuant to which any Seller or any of its Affiliates or the Business is restricted from using, registering, or enforcing Business Intellectual Property (including settlement agreements, co-existence agreements, and consent agreements);

(xv)          Contracts with any of the ten (10) largest suppliers to the Sellers or the Business (determined on the basis of consolidated expenditures for the year ending December 31, 2022), other than any professional advisor engaged by Parent in connection with the Transactions and which will not be an Assumed Contract and which is an Excluded Liability;

(xvi)        Contracts with any of the ten (10) largest customers of the Sellers or the Business (determined on the basis of consolidated revenues for the year ending December 31, 2022);

(xvii)       Contracts containing any covenant or other provision (A) limiting the right of any Seller or that would limit the rights of any Affiliates of any Seller, or the Business, or after the Closing, the owner of the Business, any Transferred Assets or Assumed Liability, to engage in any line of business in any geographic location or with any Person, (B) limiting, prohibiting or restricting the right of any Seller or that would limit, prohibit or restrict the rights of any Affiliates of any Seller or, after the Closing, the owner of the Business, any Transferred Assets or Assumed Liability, to engage in any business with any Person or to sell any products or services of or to any other Person, including in any geographic region, or levying a fine, charge or other payment or penalty for doing any of the foregoing, (C) limiting the right of any Seller or that would limit the rights of any Affiliate of any Seller or after the Closing, the owner of the Business, any Transferred Assets, pursuant to any “most favored nation”, “exclusivity” or similar provisions, or (D) that is a right of first refusal or right of first offer for any asset of any Seller or the Business;

(xviii)      [Reserved];

(xix)         any Contracts disclosed, or required to be disclosed, on Schedule 4.17;

(xx)          all intercompany Contracts between a Seller, on the one hand, and any other Seller, on the other hand;

(xxi)         any Orders or settlements affecting the Business or the Transferred Assets and outstanding settlement offers or other arrangements with respect to any current Action related to the Transferred Assets or the Business;

(xxii)        Contracts relating to outstanding Debt; or

(xxiii)       all Existing Letters of Credit.

(b)       Each Material Contract is a legal, valid and binding obligation of the Seller party thereto, as the case may be, and, to the Knowledge of Sellers, each other party to such Material Contract, and is enforceable against the applicable Seller, as the case may be, and, to the Knowledge of Sellers, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(c)        Except as set forth on Schedule 4.11(c), there is no material breach or material default by any Seller or any third party under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default or would permit termination or modification thereof by any party to such Material Contract. No Seller has received or delivered any notice of any material default or event that with notice or lapse of time or both would constitute a material default or material event of default under any Material Contract. No Seller has received any notice or, to the Knowledge of Sellers, been threatened in writing with any adverse amendment, non-renewal or termination of any Material Contract.

Section 4.12           Employment and Employee Benefits Matters.

(a)            Schedule 4.12(a) sets forth a complete and accurate list of each Employee Plan. With respect to each such Employee Plan, the Sellers have previously made available to Buyer a true and complete copy of the following documents, to the extent applicable: (i) any written plan documents and all amendments thereto (or if the Employee Plan has not been reduced to writing, a written summary of all material terms), (ii) the most recent summary plan description and a summary of any material modifications thereto, (iii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any, (iv) the most recent IRS determination letter, (v) insurance Contracts or other funding mechanism or arrangements, (vi) the most recent audited financial statements and actuarial valuation reports, (vii) any material, or non-routine correspondence with any Government Authority received in the past three (3) years regarding the operation or the administration of such Employee Plan, and (viii) non-discrimination testing results for the three (3) most recent plan years and details of any corrections made due to nondiscrimination testing failures, if any. With respect to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”), the Sellers shall make available to Buyer a true and complete copy of the Forms 1094-C for the Sellers years 2015 – 2022 no later than five (5) days following the Closing Date.

(b)           Except as set forth on Schedule 4.12(b), none of the Sellers nor any of their ERISA Affiliates sponsors, maintains, contributes to (or is required to contribute to), or has within the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, or has otherwise had any Liability or could reasonably be expected to incur any Liability with respect to, any (i) “employee benefit pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the IRS Code or Section 302 of ERISA (other than any Multiemployer Plan), (ii) “multiple employer plan” as defined in Section 413(e) of the IRS Code, (iii) “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the IRS Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Employee Plan provides post-termination or retiree health benefits to any individual for any reason, and the Sellers have no Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(c)           Schedule 4.12(c) lists each multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) that any of the Sellers or their ERISA Affiliates have at any time sponsored, maintained, contributed to (or been required to contribute to), or with respect to which any of the Sellers or their ERISA Affiliates could reasonably be expected to have any Liability (each, a “Multiemployer Plan”).

(d)           Except as set forth on Schedule 4.12(d), all contributions required to have been made by any of the Sellers or any of their ERISA Affiliates to any Multiemployer Plan have been timely made or properly accrued as required by the terms of the applicable Collective Bargaining Agreement and applicable Law. None of the Sellers or any of their ERISA Affiliates (i) has taken any action that has resulted or could result in a partial or complete withdrawal from any Multiemployer Plan or otherwise result in any Withdrawal Liability being assessed against the Sellers or any of their ERISA Affiliates, (ii) has incurred or would reasonably be expected to incur any Withdrawal Liability, including in connection with a “mass withdrawal,” “partial withdrawal,” “complete withdrawal,” or “plan amendment” as described in Section 4041A of ERISA, or has incurred or would reasonably be expected to incur any other termination liability to the Pension Benefit Guaranty Corporation with respect to any Multiemployer Plan, (iii) has received notice that any Multiemployer Plan to which it contributes, is required to contribute or with respect to which it has any Liability (x) is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA, (y) has initiated proceedings to terminate, or (z) is considered to be “endangered” or in “critical” status under Section 432 of the IRS Code, or (iv) is part of an arrangement or agreement with any other employer to withdraw from a Multiemployer Plan.

(e)            Each Employee Plan complies in form and has been operated in accordance with its terms and all applicable Laws, including ERISA and the Code. Each of the Sellers has made all required contributions and paid in full all required insurance premiums and other required payments with regard to each Employee Plan to the extent due or owing on or before the Closing Date. Each Employee Plan that is intended to be qualified under Section 401(a) of the IRS Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS, and nothing has occurred that could reasonably be expected to affect adversely such qualification.

(f)            [Reserved.]

(g)           There are and for the past three (3) years there have been, no Actions pending, to the Knowledge of Sellers, or threatened in writing from any Government Authority in connection with any Employee Plan (other than routine benefit claims), (ii) with respect to the Sellers or the Business concerning employment-related matters or (iii) against or affecting any Seller brought by any current or former applicant of the Business, Covered Employee, or individual independent contractor.

(h)           Neither the Sellers nor any Affiliate has ever sponsored, maintained, participated in, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, policy, practice or other arrangement providing compensation or benefits to any current or former officer, employee, member, contractor, or consultant (or any dependent or beneficiary thereof) which is subject to the Laws of any jurisdiction outside of the United States.

(i)             Each Employee Plan that provides for nonqualified deferred compensation has been operated and maintained in all material respects in form and operation with Section 409A of the IRS Code. Neither the Sellers nor any Affiliate has any obligation to “gross-up” or otherwise indemnify any individual for any Tax, including under Sections 409A or 4999 of the Code.

(j)             Each Employee Plan that is a “group health plan” for purposes of the Affordable Care Act has been maintained and administered in compliance in all material respects with the Affordable Care Act. None of the Sellers or their ERISA Affiliates are reasonably expected to have any Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the IRS Code.

(k)            Except as set forth on Schedule 4.12(k), neither the execution of this Agreement nor the completion of the Transactions (either alone or in conjunction with any other event) will result in (i) any compensation, benefit, or payment becoming due to any Covered Employee or former employee or other individual service provider of the Sellers or satisfy any prerequisite (whether exclusive or non-exclusive) to any compensation, benefit, or payment becoming due to any Covered Employee or former employee or other individual service provider of the Sellers, (ii) the acceleration of vesting, funding or payment to any Covered Employee or former employee or other individual service provider of the Sellers, (iii) any increase to the compensation or benefits otherwise payable to any Covered Employee or former employee or other individual service provider of the Sellers under any Employee Plan, (iv) result in the forgiveness of any indebtedness of any Covered Employee or former employee or other individual service provider of the Sellers, or (v) any amount or benefit paid or payable to any Covered Employee or former employee or other individual service provider of the Sellers being classified as an excess parachute payment under Section 280G of the IRS Code or result in the imposition of an excise Tax under Section 4999 of the IRS Code.

(l)            Except as set forth on Schedule 4.12(l) none of the Sellers (with respect to the Business), are party to, bound by or otherwise subject to any Collective Bargaining Agreement, no Collective Bargaining Agreement is being negotiated by any of the Sellers (with respect to the Business), and no Covered Employee is represented by a Union. To the Knowledge of Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Covered Employee, and there has been no such effort during the past three (3) years. To the Knowledge of Sellers, no demand for recognition or Union organization campaign is in progress with respect to any Covered Employee or group of Covered Employees, and no such activities have occurred in the past three (3) years.

(m)          Except as set forth on Schedule 4.12(m), there are no, and for the past three (3) years there have been no, (i) strikes, work stoppages, work slowdowns, handbilling, picketing, or lockouts pending, or, to the Knowledge of Sellers, threatened against or affecting the Sellers (with respect to the Business), or (ii) unfair labor practice charges, or material labor disruptions, grievances, Actions or complaints (“Unfair Labor Charges”) pending, or, to the Knowledge of Sellers, threatened by or on behalf of any employee or group of employees of the Sellers (with respect to the Business).

(n)           The Sellers (with respect to the Business) have not engaged in any plant closing or mass layoff, as those terms (or similar) are commonly used in the federal WARN Act and any parallel state or local legislation or regulations, within the last twelve (12) months, and have not engaged in any temporary furlough, layoff or plant closing within the last six (6) months which Sellers now reasonably believe will result in a plant closing or mass layoff if extended longer than six (6) months.

(o)           To the Knowledge of Sellers, no employee, individual independent contractor, or director of the Sellers is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Business or the Sellers; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Business or the Sellers.

(p)           Except as set forth on Schedule 4.12(p), the Sellers (with respect to the Business) are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting, labor, employment, and employment practices, including, all Laws respecting terms and conditions of employment, wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), child labor, withholdings and deductions, background checks and drug testing, classification and payment of employees and independent contractors, pay equity, non-discrimination, non-harassment and non-retaliation in employment, disability rights, family and medical leave, occupational health and safety (including any guidance published by any Government Authority related to the COVID-19 pandemic), workers’ compensation, labor relations, unemployment insurance, plant closings and mass layoffs (including the WARN Act), immigration (including the completion of Forms I-9s for all employees and the proper confirmation of employee visas), and requirements applicable to employers who hold federal contracts.

(q)           The Sellers (with respect to the Business) have not incurred, within the past three (3) years, and no circumstances exist under which the Sellers (with respect to the Business) could reasonably be expected to incur, any material liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as consultants or independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state Law.

(r)            The Sellers (with respect to the Business) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination or retaliation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Sellers (with respect to the Business) have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Sellers (with respect to the Business) do not reasonably expect any material liability with respect to any such allegations, and Sellers (with respect to the Business) are not aware of any allegations relating to officers, directors, employees, contractors, or agents, that, if known to the public, would bring the Business into material disrepute.

(s)            The Sellers (with respect to the Business) have satisfied any notice, consultation or consent right, if any, that is required to be provided or afforded to a Union prior to entering into this Agreement.

(t)            Within five (5) Business Days of the date hereof, Seller shall provide to Buyer an updated Schedule 4.12(t), which shall set out a true and complete list of all Covered Employees as of the date hereof and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity, including, as applicable, business unit or department; (iv) hire date; (v) work location; (vi) current annual base compensation rate; (vii) target annual commission, bonus or other incentive-based compensation; (viii) leave status (and, if on leave, the anticipated return date, if known); (ix) visa status (if applicable); (x) whether the Covered Employee is represented by a Union and, if so, under which Collective Bargaining Agreement; and (xi) accrued vacation and sick leave.

Section 4.13       Taxes. Except as set forth on Schedule 4.13,

(a)           Each of the Sellers solely with respect to the Transferred Assets has timely filed (or has had filed on its behalf) all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns obtained in the Ordinary Course of Business. All such Tax Returns are true, correct, and complete in all material respects. All amounts of Taxes (whether or not shown on any Tax Return) owed by the Sellers have been fully paid or properly accrued for on the Financial Statements, other than with respect to any Taxes the payment of which was permanently precluded by reason of the Bankruptcy Cases. No Seller currently is the beneficiary of an extension of time within which to file any Tax Return related to the Transferred Assets, other than extensions obtained in the Ordinary Course of Business.

(b)           No deficiencies for any Taxes that are related to the Transferred Assets have been proposed, asserted or assessed in writing by a Taxing Authority against any Seller that are still pending, and there is no pending (or to the Knowledge of Sellers, threatened) audit, examination or other Action in respect of Taxes relating to the Transferred Assets.

(c)           There are no Liens for Taxes on the Transferred Assets, other than Permitted Liens.

(d)           The Sellers have complied in all material respects with all applicable withholding obligations for any Taxes that are related to the Transferred Assets, and required to have been withheld in connection with amounts paid to any Covered Employee or any other Person.

(e)            No claim has been made by any Taxing Authority in writing in a jurisdiction where any Seller has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction with respect to the Transferred Assets, nor has any such assertion been threatened in writing.

(f)            Other than waivers that are no longer in force, no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to the Transferred Assets.

(g)            Since December 31, 2022, no Seller has (i) made, changed, or rescinded any material election or material method of accounting relating to Taxes, (ii) filed any income or other material Tax Return (other than in the Ordinary Course of Business consistent with past practice and pursuant to applicable Law), (iii) entered into any closing agreement or any other agreement with respect to Taxes with any Government Authority, (iv) surrendered any right or claim to a refund of material Taxes or commenced, settled, or compromised any Tax proceeding in respect of material Taxes, in each case with respect to Taxes relating to the Transferred Assets.

(h)           No power of attorney has been granted to non-employees of Sellers with respect to Taxes relating to the Transferred Assets, other than powers of attorney that are no longer in force.

(i)            Any abandoned or unclaimed property or escheat liability owed to a Government Authority with respect to the Transferred Assets has been timely remitted to the appropriate Government Authority.

(j)            Except for Transfer Taxes pursuant to Section 9.02 and any bulk transfer laws pursuant to Section 6.09, the Sellers have collected all material transaction Taxes, including, but not limited to, sales and use Taxes required to be collected, and have remitted, or will remit (subject to requisite bankruptcy court approval) prior to the Closing or, if the filing due date is after the Closing, as promptly after the Closing as may be administratively practicable, on a timely basis such amounts to the appropriate taxing authorities, and have complied in all material respects with all related recordkeeping requirements, including with respect to the collection and retention of exemption certificates, in each case with respect to the Transferred Assets.

(k)            WPS has timely received an IRS Schedule K-1 from each JV Partnership that is classified as a partnership for U.S. federal income Tax purposes for each taxable year during which WPS owned an interest in such JV Partnership (excluding any IRS Schedule K-1s for the prior taxable year which are not yet required to be provided to WPS under applicable Law, taking into account any extensions available to the JV Partnerships). No Seller other than WPS owns an interest in a JV Partnership.

(l)            No Seller has engaged in any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4) with respect to the Transferred Assets. During the last three years, no JV Partnership has disclosed such a “reportable transaction” on an IRS Schedule K-1 provided to WPS for which WPS would have a disclosure obligation on IRS Form 8886 (Reportable Transaction Disclosure Statement).

(m)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or Tax rulings with respect to any Taxes have been applied for or received by any Seller with respect to the Transferred Assets that would be binding on Buyer or any of its Affiliates following the Closing.

Section 4.14           Real Property.

(a)            Schedule 4.14(a) sets forth a true and complete list of all Leases used, in whole or in part, or held for use, in the operation of the Business. The Sellers have good and valid title to the leasehold estate (as lessee or sublessee) in all such Leases, in each case, free and clear of all Liens, except for Permitted Liens. The Sellers have delivered (or otherwise made available) to the Buyer a true, correct and complete copy of each Lease, in each case, as amended or otherwise modified and in effect, subject to the Bankruptcy and Equity Exceptions.

(b)            All Leases under which the Sellers are a lessee or sublessee are in full force and effect and are enforceable as against such Seller, and to the Knowledge of Sellers, as against any other counterparty thereto, in all material respects, in accordance with their respective terms and subject to the Bankruptcy and Equity Exceptions. None of the Sellers has subleased or otherwise granted to any Person the right to use or occupy the Sellers Leased Real Property or any portion thereof. To the Knowledge of Sellers, neither the current use of the Sellers Leased Real Property nor the operation of the Business violates any instrument of record or agreement affecting the Sellers Leased Real Property or any applicable legal requirements. There are no pending or, to the Knowledge of Sellers, threatened condemnation or other Actions of any type relating to the Sellers Leased Real Property or other matters affecting adversely, in any material respect, the use, occupancy or value of the Sellers Leased Real Property. The Sellers Leased Real Property does not, to the Knowledge of Sellers, serve any adjoining property for any purpose inconsistent with the use of such Sellers Leased Real Property. No written notices of default under any such Lease or sublease have been sent or received by the Sellers within the twelve (12)-month period ending on the Agreement Date and to the Knowledge of Sellers no default by any Seller exists under any such Leases, excluding any filings (including objections to Cure Costs) made by any Persons in the Bankruptcy Cases.

Section 4.15           Brokers. Except for fees and expenses of Greenhill & Co., LLC (the “Sellers’ Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or any of their respective Affiliates in connection with the Transactions. Buyer shall not be liable for, and shall not assume, any broker, finder, or investment banker fees incurred by the Sellers or any of their Affiliates, all of which are Excluded Liabilities.

Section 4.16           Insurance. Schedule 4.16 provides a true and complete list of (a) all Insurance Policies maintained for, at the expense of, or for the benefit of, the Sellers, the Transferred Assets or the Business and (b) with respect to the Transferred Assets or the Business, all pending claims as of July 1, 2023. Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full, or if not yet due, accrued. No written notice of cancellation or nonrenewal, or material reduction in coverage, in whole or in part, with respect to any such Insurance Policy currently in force has been received by the Sellers. Except as set forth on Schedule 4.16, there are no claims by or with respect to any Person pending under any of the Insurance Policies or disputes with insurers with respect thereto relating to any Transferred Assets or the Business. The Insurance Policies are of the type and in the amounts suitable in all material respects for conducting a business similar to the Business and are sufficient in all material respects for compliance with all applicable Laws and Contracts to which a Seller is a party or by which it is bound. The Sellers have made available to Buyer true, complete and accurate copies of all Insurance Policies.

Section 4.17           Affiliate Transactions. Except: (a) for employment-related arrangements, the payment of compensation and benefits in the Ordinary Course of Business, and travel advances and employees loans in the Ordinary Course of Business or (b) as set forth on Schedule 4.17, no officer, manager, director or Affiliate of any Seller is a party to any Contract, or business relationship with, or has any material interest in any property used by, any of Parent or the Sellers or any of their respective Affiliates.

Section 4.18           Condition of Assets. The items of material, tangible personal property included in the Transferred Assets are in reasonably good working condition, having regard to the age of the relevant assets and subject to ordinary wear and tear, and are reasonably adequate for the uses to which they are currently being put.

Section 4.19           U.S. Business. None of the Sellers, the Business, or the Transferred Assets is a TID U.S. business (within the meaning of 31 C.F.R. § 800.248).

Section 4.20           Government Contracts. Except as set forth on Schedule 4.20, with respect to each Government Contract in effect or expired or terminated since January 1, 2021, to the Knowledge of Sellers:

(a)            (i) None of the Sellers are or have been in breach of or default under any Government Contract in any material respect to which such Seller is or was a party; (ii) the Sellers are and have been in compliance with all applicable Laws where and as applicable to each Government Contract in all material respects; and (iii) no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the Laws of the United States) in connection with any Government Contract or under the False Claims Act.

(b)            With respect to each Government Contract, all representations and certifications made by the Sellers in relation to any such Government Contract were complete and accurate in all material respects as of their effective date.

(c)            Neither the Sellers, nor any of their directors, officers or Representatives (i) have been debarred, suspended or excluded from participation in the award of any Government Contract nor has any debarment, suspension or exclusion proceeding, to the Knowledge of Sellers, been threatened or initiated against the Sellers or any of their directors, officers or Representatives; or (ii) has been under or subject to any investigation, indictment, subpoena, or administrative proceeding involving any alleged violation of a Government Contract requirement or Law pertaining to any Government Contract.

(d)            Since January 1, 2021, the Sellers have not conducted or initiated any internal investigation or made any voluntary or mandatory disclosure to any Government Authority with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or any Laws.

(e)            No cost incurred by the Sellers pertaining to such Government Contract has been disallowed by any Government Authority. No material amount of money due to the Sellers under any such Government Contract has been withheld or set off.

(f)            The Sellers (i) have not received written or, to the Knowledge of Seller, oral notice of any outstanding claims, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) the Sellers do not have any outstanding claims or requests for equitable adjustment or disputes with a Government Authority under the United States Contract Disputes Act, as amended, or any other Law or with any prime contractor, higher-tier contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract.

Section 4.21           No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or any of the Transaction Agreements, none of the Sellers or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, on behalf of the Sellers, or any of their respective Affiliates, including any representation or warranty regarding any Seller, any other Person, any Excluded Assets, any Transferred Assets, any Liabilities of any Seller, including any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity, whether made by or on behalf of any Seller, or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules), each Seller, as applicable, hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, Data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Sellers, respectively) the Sellers disclaim and make no, and shall not be deemed to have made, any other representation, warranty, statement or disclosure of any kind to Buyer under this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

Section 5.01           Formation and Authority of Buyer; Enforceability. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer (including the consummation of the Buyer Transactions) have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02           Qualification of Buyer. Buyer has the corporate or other appropriate power and authority to own, lease and operate its property and assets and operate its businesses as now conducted. Buyer is qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of Buyer to consummate the Transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.03           No Conflict. Provided that all Consents, waivers and other actions described in Section 5.04 have been obtained, and after giving effect to the Sale Order and such other authorization as is required by the Bankruptcy Court, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not (a) violate or conflict in any material respect with the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer, (b) conflict with or violate in any material respect any Law or Order applicable to Buyer, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.04           Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any Consent (other than a Final Order from the Bankruptcy Court), waiver or other action by, or any material filing with or notification to, any Government Authority, except where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.05           Absence of Restraints; Financial Ability. To the knowledge of Buyer, no facts or circumstances exist that would reasonably be expected to impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements. At the Closing, Buyer will have sufficient and immediately available funds available to it to pay the Purchase Price and all Cure Costs (subject to Cure Costs included in the Cure Cost Deduction) and any costs and expenses incurred by Buyer pursuant to, or in connection with the negotiation, execution or performance of the Transaction Agreements.

Section 5.06           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions.

Section 5.07           Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Business and the Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to such information about the Sellers, the Transferred Assets, the Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements, in the case of each of (a) and (b), sufficient to execute, deliver and perform its obligations under this Agreement. Buyer further acknowledges and agrees that the only representations and warranties made by Sellers are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules) and the other Transaction Agreements and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, Data or information made, communicated or furnished by or on behalf of Sellers or any of their Affiliates, any Representatives of Sellers or any of their Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, Data or information made, communicated or furnished by or through Sellers’ Banker, or management presentations, data rooms (electronic or otherwise) or other due diligence information, Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, Data or information.

Article VI

Additional Agreements

Section 6.01           Conduct of Business Before the Closing. Buyer acknowledges that Sellers are operating the Business in the context of the Bankruptcy Cases. Except (a) to the extent required by applicable Law or by Order of the Bankruptcy Court, (b) to the extent required to be performed pursuant to the express terms of any Transaction Agreement or (c) for matters identified on Schedule 6.01, during the Pre-Closing Period:

(a)           Sellers shall use reasonable best efforts to (A) operate and conduct the Business in the Ordinary Course of Business, including (i) keeping available the services of the Business’ current officers, employees and consultants, (ii) complying in all material respects with all applicable Law and Material Contracts, (iii) paying all Taxes with respect to the Transferred Assets as such Taxes become due and payable (subject to obtaining requisite Bankruptcy Court approval) and (iv) maintaining all existing Permits, (B) maintain the Transferred Assets substantially in their current condition (subject to ordinary wear and tear), (C) preserve in all material respects the present business operations, organization and goodwill of the Business, and the present relationships (contractual or otherwise) with all customers, employees, licensors, suppliers and others having a business relationship with the Business, and (D) maintain their books, accounts and records in the Ordinary Course of Business; and

(b)           unless Buyer otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed in the case of Sections 6.01(b)(x)(1) or (2), (xi), (xvi), (xviii), and (xxvi)), Sellers will not, and will cause their Affiliates not to, do any of the following (other than if and to the extent any of the following exclusively relate to and exclusively affect the Retained Businesses):

(i)            grant any Lien (other than as required under the DIP Financings) on any Transferred Assets (whether tangible or intangible), whether tangible or intangible, in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to Closing;

(ii)           acquire (by merger, consolidation, reorganization, business combination, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or assets (outside the Ordinary Course of Business) or equity of another Person;

(iii)          amend the organizational documents of any Seller or effectuate any recapitalization, reclassification, stock split or like change in the capitalization of any Seller, or adopt a plan of complete or partial liquidation or dissolution, in each case, that would reasonably be expected to impede, prevent or delay the Transactions;

(iv)          issue, sell, grant or otherwise dispose of any of the Equity Interests or other securities of any Seller or amend any term of any of such Seller’s outstanding Equity Interests or other securities, in each case, that would reasonably be expected to impede, prevent or delay the Transactions;

(v)           (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests, other than cash distributions to a Seller or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other Equity Interests;

(vi)          except for any such Debt or guaranty that will be discharged at or prior to the Closing or trade accounts payable incurred in the Ordinary Course of Business, incur or issue any Debt, or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, any Debt or other obligations of any Person;

(vii)         (A) merge or consolidate with any Person; (B) acquire any properties or assets, except in the Ordinary Course of Business or (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, any Person;

(viii)        sell, transfer, lease, sublease or otherwise dispose of any Transferred Assets other than sales of immaterial assets in the Ordinary Course of Business or as required under this Agreement;

(ix)          sell, transfer, assign, lease, license, encumber, abandon or permit to lapse or expire, fail to maintain or permit to fall into the public domain any material Business Intellectual Property, or disclose any Trade Secrets included in the Business Intellectual Property to any Person other than pursuant to a confidentiality agreement;

(x)            (1)  increase the wages, salaries, or bonuses payable to any Covered Employee having a base compensation in excess of $175,000, (2) increase the wages, salaries, or bonuses payable to any Covered Employee having a base compensation at or less than $175,000 outside of the Ordinary Course of Business, (3) enter into, adopt, amend or terminate, or increase any benefits under any Employee Plan or any plan, program, arrangement, policy, practice or agreement that would have been an Employee Plan if it had been in existence on the date of this Agreement (including, for the avoidance of doubt, with respect to any Employee Plan that is not for the benefit of any Covered Employee or former employee or other individual service provider of the Sellers if such action could result in materially increased costs or Liability to Buyer or its Affiliates), (4) grant or agree to grant any equity or equity-based award, deferred compensation, severance, termination, change-in-control or retention pay or any cash incentive compensation to any Covered Employee or former employee or other individual service provider of a Seller, (5) make or forgive any loans to any Covered Employee or former employee or other individual service provider of a Seller (other than advances of expenses made in the Ordinary Course of Business consistent with past practice), and (6) accelerate or agree to accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Employee Plan, except, in each either case, (x) as required by any Employee Plan, as applicable, in effect as of the date hereof and disclosed on Schedule 4.12(a), or (y) as required by applicable Law;

(xi)          hire, engage, terminate (other than for cause) or furlough the employment or engagement of any Covered Employee who earns or will earn (or prior to such termination, did earn) annual compensation in excess of $175,000;

(xii)          enter into any settlement, waiver, compromise or release with respect to any material Action related to the Business;

(xiii)        except as required by applicable Law, transfer internally (including in response to a request for transfer by a Covered Employee), or otherwise materially alter the duties and responsibilities of, any service provider in a manner that would affect whether such employee, service provider, or contractor is or is not classified as a Covered Employee;

(xiv)        with respect to the Business, take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act;

(xv)         (A) recognize any Union as the bargaining representative for any Covered Employee or (B) make any statement or take any action that would cause Buyer or its Affiliates to be a “perfectly clear successor” (as defined by the National Labor Relations Board and courts interpreting the National Labor Relations Act) to any bargaining relationship with any Union;

(xvi)        amend, modify or supplement in any material respect or terminate any Material Contract (other than termination of expiration of any Material Contract in accordance with its terms), or enter into any Contract that would have been required to be disclosed as a Material Contract on Schedule 4.11(a), had it been entered into prior to the Agreement Date;

(xvii)       fail to maintain and keep in full force and effect in all material respects all existing insurance policies (or replacement policies on substantially equivalent terms) for the benefit of the Business or the Transferred Assets (including the Insurance Policies), other than such insurance policies that expire by their terms (in which event Sellers shall use commercially reasonable efforts to renew or replace such insurance policies) or changes to such insurance policies made in the Ordinary Course of Business, or fail to report known claims to any insurance carrier in a timely manner;

(xviii)      demolish or remove any Improvement on the Sellers Leased Real Property or erect Improvements on such Lease or any portion thereof;

(xix)        (A) accelerate collection of notes or accounts receivable in advance of their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business, (C) make any material changes to cash management policies or (D) materially delay or postpone the repair or maintenance of the Transferred Assets;

(xx)          fail to maintain any customer lists or other books and records of the Business in the Ordinary Course of Business;

(xxi)        destroy or fail to preserve any customer data except to the extent required by applicable Law and in the Ordinary Course of Business;

(xxii)        change or modify any material accounting practice, policy or procedure, including payment of accounts payable or collection of accounts receivables, except as required by GAAP or applicable Law;

(xxiii)       (1) make, change, or rescind any material election or material method of accounting relating to Taxes, except as required by GAAP or applicable Law, (2) file any income or other material Tax Return (other than in the Ordinary Course of Business consistent with past practice and pursuant to applicable Law), (3) enter into any closing agreement or any other agreement with respect to Taxes with any Government Authority, (4) surrender any right or claim to a refund of material Taxes or commence, settle, or compromise any Tax proceeding in respect of material Taxes, or (5) consent to any extension or waiver of the statute of limitations period relating to any Taxes or Tax Returns, in each case, to the extent relating to the Transferred Assets or the Assumed Liabilities;

(xxiv)      take any action that would reasonably be expected to cause the failure of any condition contained in Article X;

(xxv)       enter into any new line of business or discontinue any line of business of the Business or any material business operations;

(xxvi)      make or commit to make any capital expenditures other than capital expenditures contemplated by the capital expenditure budget previously provided to Buyer, or fail to make any capital expenditure set forth in such budget, except for capital expenditures (A) relating to the maintenance of the Transferred Assets made in the Ordinary Course of Business or (B) in order to address any safety-related or emergency situation; or

(xxvii)     agree or commit to any of the foregoing.

Section 6.02           [Reserved].

Section 6.03           Access to Information.

(a)            During the Pre-Closing Period, upon reasonable prior written notice, Sellers shall (solely to the extent possible without incurring third-party costs and expenses unless requested by Buyer as set forth herein) (i) afford the Representatives of Buyer reasonable access, during normal business hours, to their properties, books and records of the Business, Transferred Assets and Assumed Liabilities, (ii) furnish to Buyer and the Representatives of Buyer such additional financial and operating Data and other information regarding the Business, Transferred Assets and Assumed Liabilities as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, auditors, accountants and other Representatives of Sellers, except, in the case of (i), (ii) and (iii), as set forth in Section 6.03(b); provided, however, to the extent that Buyer requests, in writing, for Sellers to incur any third-party costs and expenses to comply with the obligations set forth in this Section 6.03(a), then Buyer shall promptly reimburse Sellers for such costs in accordance with the terms set forth in such written notice to Sellers.

(b)           Notwithstanding anything in this Agreement to the contrary,

(i)            (A) in no event shall the Sellers or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, or any Order of the Bankruptcy Court, (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Sellers or any of their respective Affiliates relating to such information, or (3) copies of bids, letters of intent, expressions of interest or other proposals received from other Persons in connection with the Transactions (or any sale of the equity of one or more of the Sellers) or information and analyses relating to such communications, except to the extent required in the Bidding Procedures Order (provided, in the case of (1) and (2), that the Sellers shall give Buyer notice of any information so withheld and the Parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause any violation of applicable Law or any Order of the Bankruptcy Court or jeopardize any privilege), and (B) any access or investigation contemplated by Section 6.03(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Sellers or any of their respective Affiliates or the Business; provided, that any confidential, non-public information disclosed to Buyer or any Representative of any Buyer pursuant to this Section 6.03 shall be treated as Evaluation Material pursuant to the Confidentiality Agreement;

(ii)            the auditors and accountants of any of the Sellers or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iii)           Notwithstanding anything herein to the contrary, Sellers shall not be required to provide access or make any disclosure to Buyer or its Representatives pursuant to this Section 6.03 to the extent that such access or information is reasonably pertinent to an Action where Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties.

Section 6.04           Confidentiality.

(a)            Buyer acknowledges that the Evaluation Material (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6.03, is subject to the Confidentiality Agreement, and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, Parent and their respective Representatives (as defined in the Confidentiality Agreement) and any other Person who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided that it is further acknowledged and agreed that the foregoing shall not prohibit the disclosure or use of such Evaluation Material in accordance with the terms of the Transaction Agreements. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms. The Parties acknowledge and understand that this Agreement will be filed with the Bankruptcy Court and the SEC and may be made available by Sellers to potential bidders if required by the Bidding Procedures Order, and that Buyer and its Affiliates intend to have the discussions contemplated by Section 6.16, and that such disclosure shall not be deemed to violate any confidentiality obligations owing to any Party, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Notwithstanding the foregoing, Sellers may if and to the extent (i) required by the administration of the Bankruptcy Cases, pursuant to any provision of the Bankruptcy Code or any order of the Bankruptcy Court or (ii) otherwise required to be disclosed by judicial or administrative process or applicable Law or the applicable requirements of any Government Authority (including the federal securities laws, rules and regulations of any national securities exchange) or requested to disclose (by court order, deposition, interrogatory questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process) (clauses (i) and (ii), collectively, “Legal Requirements”), disclose that portion of such information so required to be disclosed; provided that, in the case of each of clauses (i) and (ii), that prior to any such disclosure, Seller or its Affiliates shall consult with Buyer and consider in good faith any comments from Buyer and enable Buyer to seek an appropriate protective order prior to such disclosure.

(b)            From and after the Closing, the Sellers and their respective Representatives, Affiliates, successors and assigns shall treat as confidential and shall hold in strict confidence, and not disclose, any and all non-public information included in the Transferred Assets, Assumed Liabilities or assets, properties, rights and claims or liabilities of the Business and prevent the unauthorized use, dissemination or disclosure of such information; provided, that Sellers may, if and to the extent required by the Legal Requirements, disclose that portion of such information so required to be disclosed; provided, that, prior to any such disclosure, Seller or its Affiliates shall consult with Buyer and consider in good faith any comments from Buyer with respect to disclosure of information of the Business and enable Buyer to seek an appropriate protective order prior to such disclosure. In the event of a breach of the obligations hereunder, Buyer, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.04(b) in any court of competent jurisdiction.

Section 6.05           Regulatory Approvals. The Parties shall, and shall cause their respective Affiliates to, take any and all steps to make the filings set forth on Schedule 6.05 and use reasonable best efforts to promptly obtain all Consents, Permits, and Final Orders of all Government Authorities set forth on Schedule 6.05 (other than any action of the Bankruptcy Court, which is governed exclusively by Article VIII) (collectively, the “Government Approvals”). Notwithstanding anything in this Agreement to the contrary, other than any applicable filing costs and costs of counsel incurred in connection therewith, none of Buyer, Seller or any of their respective Affiliates shall be required to compensate any Government Authority, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain primarily, secondarily or contingently liable for any Assumed Liability) to any Person to obtain any such Government Approvals.

Section 6.06           Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any consents and approvals from any third Person other than a Government Authority that may be required in connection with the Transactions (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, none of Buyer (other than with respect to Buyer’s obligation to pay any Cure Costs as set forth in this Agreement), Seller or any of their respective Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain primarily, secondarily or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent.

Section 6.07           Cooperation. During the Pre-Closing Period, subject to the terms of this Agreement, (a) Sellers and Buyer shall, and shall cause their respective Affiliates to, (i) other than as permitted by Section 8.02, refrain from taking any actions that would reasonably be expected to impair, materially delay or impede the Transactions and (ii) without limiting the foregoing or modifying the Parties’ obligations pursuant to Section 6.05, use commercially reasonable efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party.

Section 6.08           Notice of Certain Matters. Sellers and Buyer will give prompt written notice to the other Party, as applicable, of (a) the existence of any fact or circumstance, or the occurrence of any event, that to the Knowledge of Sellers or to Buyer’s knowledge, as applicable, would reasonably be likely to cause a condition to a Party’s obligations to consummate the Transactions set forth in Article X not to be satisfied as of any date, (b) the receipt of any notice or other communication from any Government Authority in connection with the Transactions or (c) the existence of any fact or circumstance, or the occurrence of any event, that would reasonably be likely to result in or cause a Material Adverse Effect; provided, however, that the delivery of any such notice pursuant to this Section 6.08 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions by any Party.

Section 6.09           Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the Transactions and hereby waives all claims related to the noncompliance therewith. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets shall be free and clear of any and all Liens and Liabilities in the Transferred Assets, including any Liens or claims arising out of any “bulk- transfer” Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

Section 6.10           Employee Matters.

(a)            Collective Bargaining Agreements. Within five (5) Business Days following the date of this Agreement, Sellers shall contact each of the Williams Unions or applicable multi-employer association that is party to a Collective Bargaining Agreement with a Williams Union to inform them of the prospect of the transactions contemplated by this Agreement, and to schedule a meeting to introduce Buyer or one of its Affiliates. Buyer or one of its Affiliates will offer to each Williams Union (either directly to the Williams Union or to the multi-employer association that is party to a Collective Bargaining Agreement with a Williams Union) that Buyer or one of its Affiliates is willing to enter into a new letter of adherence or other customary instrument of joinder to the current multi-employer form of collective bargaining agreement, effective as of the Closing, and in each case, on the same terms and conditions of employment, without modification, as the existing applicable Collective Bargaining Agreement with a term to begin on the Closing Date, and will not be assuming any pre-Closing Liabilities related to such Collective Bargaining Agreements pursuant to this Agreement, the Transactions or otherwise in connection with the letter of adherence or instrument of joinder. To the extent that Buyer or one of its Affiliates enters into such letter of adherence or instrument of joinder with any Williams Union at least twenty (20) days prior to the Closing, Buyer or one of its Affiliates will make offers of employment to such Williams Union employees as set forth in Section 6.10(b)(ii). For the avoidance of doubt, Buyer’s failure to enter into new letters of adherence or joinders to the existing Collective Bargaining Agreements with the Williams Unions shall not give Buyer the right to terminate this Agreement, and the entry into such letters of adherence or joinders shall not be a condition to Closing.

(b)           Offers of Employment.

(i)            At least fifteen (15) days prior to the Closing Date, except as otherwise provided in this section, Buyer or one of its Affiliates may, in its sole discretion, make a written offer of employment, effective as of the Closing Date and contingent upon the Closing, to any Non-Union Covered Employees who has not been terminated or otherwise left the employment of the Sellers or their Affiliates prior to the Closing Date. Any Non-Union Covered Employee who is offered employment, accepts employment with Buyer or its Affiliates and commences such employment immediately after the Closing is referred to as a “Non-Union Transferred Employee” (excluding any non-employee service provider).

(ii)            At least fifteen (15) days prior to the Closing Date, Buyer or one of its Affiliates may, in its sole discretion, make a written offer of employment, effective as of the Closing Date and contingent upon the Closing, to any of the Union Covered Employees who has not been terminated or otherwise left the employment of the Sellers or their Affiliates prior to the Closing Date on terms and conditions of employment (A) set by Section 6.10(a) above if Buyer or its applicable Affiliate and the applicable Williams Union are then parties to a Collective Bargaining Agreement or have entered into a new collective bargaining agreement as contemplated therein or (B) that are set by Buyer or one of its Affiliates in their sole discretion if the applicable Williams Union or multi-employer association has not, within a reasonable period of time, accepted Buyer’s or its applicable Affiliate’s offer made pursuant to Section 6.10(a). Any Union Covered Employee who is offered employment, accepts employment with Buyer or its Affiliates and commences such employment immediately after the Closing is referred to as a “Union Transferred Employee”.

(c)            Compensation and Benefits.

(i)            Commencing on the Closing Date and continuing for twelve (12) months (or if earlier, upon termination of the applicable Non-Union Transferred Employee’s employment with the Buyer or its Affiliates), Buyer or its Affiliates shall provide or cause to be provided to each Transferred Employee), (A) a base salary, or base wage rate, as applicable, and target annual cash bonus incentive opportunity, in each case, that is no less favorable in the aggregate than that provided to such Non-Union Transferred Employee immediately prior to the Closing, and (B) broad-based employee health & welfare benefits (which, for the avoidance of doubt, excludes equity or equity-based, change-in-control, retention, severance (whether contractual or under the terms of a plan document), cash incentive bonuses, retiree health and welfare, qualified defined benefit plans or nonqualified deferred compensation benefits (the “Excluded Benefits”)) that in the aggregate are substantially comparable to those provided to Transferred Employees immediately prior to the Closing.

(ii)            Buyer or its Affiliates shall provide Non-Union Transferred Employees with severance benefits applicable to each such Non-Union Transferred Employee in accordance with the terms set forth on Section 6.10(c).

(d)           [Reserved].

(e)           Transferred Employees – Additional Employment Terms.

(i)            Credit for Service. Buyer shall, and shall cause its Affiliates to, to the extent permitted and reasonably practicable under the applicable plan, credit Transferred Employees (other than Union Transferred Employees) under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates in which such Transferred Employees are eligible to participate following the Closing Date, other than any such plan, program or arrangement that provides for any Excluded Benefit (the “Buyer Benefit Plans”) for service earned prior to the Closing Date with the Sellers and any of their respective Affiliates or predecessors to the same extent as such Transferred Employee was entitled immediately prior to the Closing for such service under a comparable Employee Plan in which such Non-Union Transferred Employee participated before the Closing, (A) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits (other than the Excluded Benefits) for the benefit of such Non-Union Transferred Employees on or after the Closing Date and (B) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to such Non-Union Transferred Employees.

(ii)            COBRA. On the Closing Date, Sellers and their Affiliates shall cease to provide health and welfare coverage to each Non-Union Transferred Employee and his or her covered dependents and beneficiaries, and Buyer and its “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) shall be solely responsible for providing continuation coverage under COBRA to those individuals who are or become M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Transactions (each an “M&A Qualified Beneficiary”). Buyer and its Affiliates shall provide each such M&A Qualified Beneficiary that timely elects to receive COBRA coverage through Buyer with such coverage required by COBRA under group health plans maintained by Buyer or an Affiliate of Buyer with respect to qualifying events occurring after the Closing Date; provided, that, Sellers shall make available to Buyer all applicable personnel records and personnel files and such other information as Buyer may reasonably request in order to satisfy its obligations under this Section 6.10(e)(ii); provided, further, that, the Buyer shall not be responsible for subsidizing any portion of any premiums related to such M&A Qualified Beneficiary’s participation in any applicable group health plans.

(f)            Parent 401(k) Plan. In the event the William Industrial Services Group, Inc. Savings Plan (the “Parent 401(k) Plan”) incurs a partial plan termination due to the Transactions or if otherwise required by such plan, effective as of the applicable effective date of the Transferred Employees’ employment with Buyer or the payroll period ending immediately thereafter, Parent shall have contributed to the Parent 401(k) Plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ services rendered prior to the applicable effective date of their employment with Buyer or its Affiliates (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Parent 401(k) Plan to become fully vested as of such date. Following the Closing Date, Parent shall take all actions necessary or appropriate to ensure that under the terms of the Parent 401(k) Plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of his or her separation from employment with the applicable Seller as of the applicable effective date of his or her employment with Buyer or its Affiliates.

(g)            Assumed Employee Plans. As soon as practicable following the date of this Agreement, but in no event later than two (2) days immediately preceding the Closing Date, Buyer shall provide Sellers with a list of the Assumed Employee Plans. Buyer may, by written notice to Sellers, determine not to assume any Assumed Employee Plans previously designated as an Assumed Employee Plan, in which case such Assumed Employee Plan shall be an Excluded Asset under this Agreement and Buyer shall not be responsible for any Cure Costs, rejection damages claims, or other Liabilities related to any such Excluded Asset and all resulting Liabilities are Excluded Liabilities. Sellers shall cooperate with Buyer and take, or cause to be taken, any and all necessary steps to assign and transfer sponsorship of the Assumed Employee Plans, if any (and including all assets, trusts, insurance policies and administrative service Contracts, as applicable, with respect to such Assumed Employee Plans) to Buyer or its applicable Affiliate. Prior to the Closing, Sellers shall cooperate with Buyer and its Affiliates and provide assistance as Buyer may reasonably request in order to effectuate the foregoing. Nothing herein shall prohibit Buyer or its Affiliates, as applicable, from terminating, amending, or otherwise affecting any of the Assumed Employee Plans at any time and from time to time following the Closing in accordance with the terms of such Assumed Employee Plans.

(h)            No Third-Party Beneficiaries. Notwithstanding the provisions of this Section 6.10 or any provision of the Agreement, nothing in this Section 6.10 or the Agreement is intended to or shall (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or any Seller or any of its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Transferred Employee with any rights to continued employment.

(i)            Union Consents. Prior to the Closing, Sellers shall satisfy any pre-Closing notice, consultation or consent right, if any, that is required to be provided or afforded to a Union after signing this Agreement and before the Closing.

Section 6.11           No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under Section 363(f) of the Bankruptcy Code), upon the Closing. Buyer shall not be deemed to: (a) be the successor of any Seller or any of its Affiliates (including with respect to any Withdrawal Liability or contribution obligations, whether arising prior to, on or after, the Closing Date, or with respect to the assumption of contribution history associated with any Multiemployer Plan), (b) have, de facto or otherwise, merged with or into any Seller or any of its Affiliates, (c) be a mere continuation or substantial continuation of any Seller or any of its Affiliates, or (d) be liable for any acts or omissions of Sellers or any of their Affiliates in the conduct of the Business or arising under, or related to, the Transferred Assets or the Business, other than as expressly set forth in Section 2.02(e). Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Liability or Lien (other than Assumed Liabilities) against Sellers or any of Sellers’ predecessors or Affiliates, and Buyer shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets or any Liabilities of Sellers or any of their Affiliates arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 6.11 shall be reflected in the Sale Order with respect to Sellers.

Section 6.12           Separation of Shared Contracts. Prior to Closing, but after it is determined in accordance with Section 2.05 that any Shared Contract is intended to be an Assumed Contract, Sellers shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts (which shall not include the giving of any consideration, the making of material concessions or the commencement of any Action), in consultation with Buyer, and subject to Buyer’s prior express written approval, to, effective as of the Closing, separate the Shared Contracts that are Assumed Contracts into two contracts with the applicable counterparty, one contract with terms and conditions that are Related to the Business (“Transferred Shared Contract”) and one contract that relates to the Retained Businesses (“Retained Shared Contract”), in each case on terms and conditions which, in the aggregate, are comparable to and no less favorable to those of such Shared Contract prior to separation. Sellers or one of their subsidiaries shall enter into each Retained Shared Contract effective as of the Closing Date. If approved in writing by Buyer, Buyer shall enter into each Transferred Shared Contract effective as of the Closing Date with changes only to (a) change terms and conditions that relate to the Retained Businesses or that related to all business of Sellers prior to such separation, (b) allow for assignability, (c) make other immaterial ministerial changes and (d) make any other changes agreed to by Buyer. If a Shared Contract is separated at or prior to Closing, the Transferred Shared Contract shall be a Transferred Contract and the Retained Shared Contract shall be an Excluded Contract. If a Shared Contract cannot be separated effective as of the Closing Date, and it continues to be an Assumed Contract, then, subject to Section 2.05, such Shared Contract will be a Transferred Contract or Transferred Asset that is retained by the applicable Seller until, if applicable, the Consent of any Person is received pursuant to Section 2.03, at Buyer’s election.

Section 6.13           No Back Up Bidder Obligation. The Bidding Procedures shall exclude the Buyer from any obligation to act as a Back-Up Bidder following the Auction (if any is conducted) in the event that the Buyer is not selected as the Successful Bidder.

Section 6.14           Insurance.

(a)           To the extent that any of Buyer’s rights to insurance under the Insurance Policies or any replacements thereof (including those constituting an Excluded Asset), or to proceeds therefrom, relating to the damage, destruction, taking or other impairment of any of the Transferred Assets or to liabilities arising from Assumed Liabilities, including insurance for pre-Closing occurrences, direct property loss and business interruption or other time element losses, are not transferable or assignable, then as promptly as practicable following receipt of a written request from Buyer, Sellers shall use their commercially reasonable efforts to pursue recovery on all such claims in their own name or as attorney-in-fact for Buyer, and pursue and exhaust applicable coverage, make, administer and settle claims (including initiating, prosecuting and resolving litigation), subject to direction and control by Buyer; provided, however, that Buyer shall, within thirty (30) days after receipt of written request therefor from the Sellers, reimburse Sellers and any of their Affiliates for any reasonable and documented out-of-pocket cost or expense incurred in the performance of Sellers’ obligations under this Section 6.14, provided, further, that nothing herein will require Sellers to commence any Action and, provided, further, that nothing in this Section 6.14 shall apply to any item subject to casualty that has been adequately repaired or replaced by Sellers (at Sellers’ cost) with an item substantially comparable to such item prior to the Closing. Buyer and the Sellers shall cooperate in the making and recovery of any such claims for insurance proceeds. Upon the receipt by the Sellers of any such insurance proceeds or condemnation proceeds relating thereto, the Sellers shall as promptly as practicable pay Buyer such proceeds. Additionally, from and after the Closing, Buyer shall pay the amount of any deductibles, self-insured retentions, co-insurance or similar expenses (other than increases in premiums) that would otherwise be borne by Sellers or any of their Affiliates as a result of any such claims.

(b)           To the extent any Insurance Policy, provides “occurrence based” liability insurance, Sellers shall request that, prior to the Closing, Buyer be added as an additional insured, on a primary and noncontributory basis for claims or loss arising from or relating to the Transferred Assets and Assumed Liabilities, under such Insurance Policy for the current policy year and the preceding six policy years. Additionally, to the extent any Insurance Policy, provides “claims made” liability insurance coverage, Sellers shall request that such Insurance Policy continues to provide similar coverage, in all material respects, for pre-Closing wrongful acts, errors or omissions arising from or relating to the Transferred Assets and Assumed Liabilities from the current policy year and the preceding six policy years for as many years following the Closing as Sellers’ insurance carriers are willing to agree. Buyer shall, within five days after receipt of written request therefor from the Sellers, reimburse Sellers and any of their Affiliates for any documented out-of-pocket cost or expense incurred in the performance of Sellers’ obligations under this Section 6.14.

Section 6.15           Permit Transfers. From the date hereof until the Closing, the Parties shall cooperate and use their respective reasonable best efforts to seek and obtain as promptly as practicable all approvals, consents, ratifications, permissions, waivers, or other authorization (including the expiration of applicable notice periods) that may be or become necessary, proper or advisable in connection with the transfer of the Permits (a “Permit Consent”), including, as promptly as reasonably practicable, making any required notifications to all applicable Government Authorities. If, as of the Closing, any Permit Consent has not been obtained, then, with respect to the applicable Permit, (a) the Sellers will hold such Permit in trust for the benefit of Buyer and shall keep such Permit in full force and effect for the benefit of and use by the Business until the applicable Permit Consent is obtained, (b) Buyer will perform, discharge and pay the Assumed Liabilities in respect of such Permit to the extent provided herein and (c) the Parties will continue to cooperate and cooperate and use their respective reasonable best efforts to obtain the applicable Permit Consent as promptly as practicable.

Section 6.16           Access to Persons. During the Pre-Closing Period, Sellers shall afford Buyer reasonable access to, and permit and facilitate Buyer’s conversations with, Persons having material business relationships with the Business, including the Persons set forth on Schedule 6.16, relating to the Transactions and the Business; provided, that Buyer shall provide Sellers with reasonable advance notice of any such conversations, along with the proposed substance thereof, and engage in good faith consultation with Sellers with respect thereto.

Article VII

POST-CLOSING COVENANTS

Section 7.01           Access.

(a)            For a period that is the shorter of that period required by Sellers’ record retention policy on the date of this Agreement, the Wind-Up Date or five (5) years following the Closing Date, in order to facilitate Sellers’ efforts to (i) administer and close the Bankruptcy Cases, including for purposes of administering and closing any insurance claims and any Actions to which any Seller or any of its Subsidiaries is a party (other than in connection with any Action with Buyer), (ii) prepare Tax Returns, upon reasonable prior written notice, (iii) as is otherwise reasonably necessary pursuant to Legal Requirements, or (iv) for any other bona fide business purpose, except as could reasonably be expected to (w) create liability for Buyer or its Affiliates under, or violate, any applicable Law or an Order of the Bankruptcy Court or waive any applicable privilege (including the attorney-client privilege), (x) result in the discharge of any trade secrets of Buyer, its Affiliates or any other Person to any third-party, (y) violate any contractual obligations or (z) in the reasonable judgment of Buyer, is reasonably likely to result in significant competitive harm to Buyer or any of its Affiliates, Buyer shall, and shall cause its respective Affiliates and Representatives to (at Sellers’ sole cost and expense), upon reasonable prior written notice, allow Sellers and their respective Representatives access to the books, records and employees of the Sellers transferred to Buyer pursuant to this Agreement if and to the extent relating to periods prior to the Closing, during normal business hours; provided, that as a condition to receiving any such information, Buyer may require that any Seller or Representative of any Seller receiving information pursuant to this Section 7.01 sign a confidentiality and non-disclosure agreement with respect to such information, in a form reasonably acceptable to Buyer; provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide access or make any disclosure to Sellers or their respective Representatives pursuant to this Section 7.01 to the extent that such access or information is reasonably pertinent to an Action where Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (which will be governed by applicable Law and rules of discovery). Any access or investigation contemplated by this Section 7.01 shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Sellers or any of their respective Affiliates or the Business.

(b)           The Parties acknowledge and agree that after the Closing, Buyer will possess all books and records from the Sellers, including those books and records that are related to the Retained Businesses, the Excluded Assets and the Excluded Liabilities (solely to the extent related to the Retained Businesses, the Excluded Assets and the Excluded Liabilities, the “Retained Businesses Information”). Except as provided herein, Buyer agrees that Buyer shall not use Retained Businesses Information and shall, and shall direct its respective Representatives, Affiliates, successors and assigns to, treat as confidential and hold in strict confidence, and not disclose or use, any and all non-public information included in the Retained Businesses Information, and prevent the unauthorized use, dissemination or disclosure of such information; provided, however, that Buyer and its Affiliates may use the Retained Businesses Information for bona fide business purposes relating to the Business (or any successor thereto) or as reasonably necessary pursuant to Legal Requirements, including (i) to facilitate the investigation, litigation, or final disposition of any claim that may have been or may be made in connection with the Transactions Agreements or the Transactions or (ii) to facilitate the preparation of materials necessary for any Tax filing or filing made with a regulatory authority or the preparation of any Tax Return, or to respond to any audit, inquiry, or proceeding or other action with respect to any Tax Return or any other audit, examination, or proceeding of any Government Authority. It is further acknowledged and agreed that the foregoing shall not prohibit the disclosure or use of the Retained Businesses Information in accordance with the terms of the Transaction Agreements. Prior to the Closing, Sellers may make copies of all Retained Businesses Information and retain such copies, subject to the confidentiality obligations set forth in Section 6.04(b) and, following the Closing, shall have access to the books and records in Buyer’s possession, pursuant and subject to Section 7.01(a).

Section 7.02           [Reserved].

Section 7.03           Further Assurances.

(a)           During the period from the date hereof until the Closing, if Sellers identify any asset that is Related to the Business but is in the name of any Subsidiary of Parent (other than Sellers), Sellers shall provide Buyer with notice and a description thereof and, if expressly consented to in writing by Buyer, such asset shall be transferred to Buyer as Transferred Assets as may be agreed by Buyer and Parent, at the Closing.

(b)           From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party (including (a) transferring back to Sellers or their designees each Excluded Asset, Excluded Liability or any other asset or Liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or Liability was transferred to Buyer at the Closing and (b) transferring to Buyer or its designee (and having Buyer or its designee assume) any asset or Liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to Buyer or its designee at the Closing) including that if at any time after the Closing, it is determined that any assets held in the name of any Subsidiary of Parent that were used or held for use in the Business or Related to the Business on or prior to Closing and would have been a Transferred Asset if held in the name of any Seller at the Closing, or was not held by the Sellers at the Closing (collectively, the “Wrong Pocket Assets”), Sellers shall, and shall cause their respective Affiliates to, do all such further acts or things as may be reasonably necessary to validly effect the transfer in such Wrong Pocket Assets (or relevant part thereof) to the Buyer or its Affiliates and to ensure that no additional compensation shall be payable by Buyer in respect of any such Wrong Pocket Assets; provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and as otherwise provided pursuant to this Agreement, nothing in this Section 7.02 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any Person following the Closing. Buyer acknowledges that this Section 7.02 shall not prevent Sellers from taking any necessary action during the period from and after Closing to the Wind-Up Date and liquidate any of Sellers. If, following the Closing, any Seller receives any property or payment, including on any accounts receivable or included in the Transferred Assets, Sellers shall hold such property or payment in trust and promptly (and in any event within two (2) Business Days following receipt thereof) transfer the property or pay the amount thereof to Buyer.

Section 7.04           TSA Matters. During the Pre-Closing Period, the Parties shall cooperate in good faith to revise or describe in additional detail the transition services and reverse transition services expressly set forth on Annex A to the Transition Services Agreement and Reverse Transition Services Agreement attached hereto as Exhibit E-1 and Exhibit E-2, as applicable. To the extent the parties hereto agree on a revised version of Annex A to the Transition Services Agreement or Reverse Transition Services Agreement, as applicable, it shall replace the Annex A attached to the Transition Services Agreement or Reverse Transition Services Agreement, as applicable, attached hereto as Exhibit E-1 or Exhibit E-2, as applicable. In connection with such good faith cooperation, Buyer shall consider in good faith all reasonable requests by Sellers for services that are reasonably necessary in order to permit Sellers and their Affiliates (which shall include reimbursement of Buyer’s actual cost and expenses pursuant to the Reverse Transition Services Agreement, and reasonable terms for such proposed services) to (i) fulfil their obligations in connection with the Bankruptcy Cases, (ii) comply with applicable Law, stock exchange rules and market rules and (iii) complete the winding-up of the Retained Businesses.

Section 7.05           Reservation of Parent Name for Limited Purposes. Following the Closing, Sellers shall cease use of all Trademarks included in the Owned Intellectual Property or Transferred Assets, except as expressly permitted in this Section 7.05. Within sixty (60) Business Days of Closing, Sellers shall and shall cause their respective applicable Affiliates, to make all filings required with Government Authorities to change the corporate or limited liability company names of such entities to remove the word “Williams”; provided, however, that, nothing in this Section 7.05 will prevent Sellers and their Affiliates from using any such name in connection with (i) communications or disclosures necessary to comply with account rules, stock exchange rules, market rules, federal securities or Securities Act disclosure obligations or (ii) solely in connection with the winding down and liquidation of the Excluded Assets and the Retained Businesses, in each case (i) and (ii), for a period not to exceed twelve (12) months following the Closing Date. For the avoidance of doubt, the rights provided to Sellers under this Section 7.05 does not include any right to use the “Williams” name or any Trademarks included in the Owned Intellectual Property or Transferred Assets in connection with the continued operation of the Retained Businesses. Sellers agree that, other than as provided in this Section 7.05, no rights, licenses or grants are provided to Sellers under the Trademarks included in the Owned Intellectual Property or Transferred Assets, either alone or in combination with any other mark, name or term for any purpose whatsoever. Sellers agree that any use of the “Williams” name or any Trademarks included in the Owned Intellectual Property or Transferred Assets (i) shall be in a commercially acceptable and responsible manner, consistent with the integrity of such Trademarks, (ii) shall not be in a manner that would defame, degrade, dilute, impair or disparage such Trademarks or Buyer, (iii) is subject at all times to Buyer’s control and any trademark use or branding guidelines provided by Buyer from time to time, and (iv) shall comply with all applicable Laws. Any goodwill associated with the use of the “Williams” name or the Trademarks included in the Owned Intellectual Property or Transferred Assets shall inure to the benefit of Buyer.

Section 7.06           Access to Designated Leases. During the Designation Rights Period, the Sellers shall provide unrestricted access to all properties governed by any Designated Leases to allow the Buyer and its Representatives to operate the Business during the period from and after Closing through the effective date of the applicable Designated Lease’s assumption and assignment to Buyer or rejection by any U.S. Seller in accordance with this Agreement.

Article VIII

Bankruptcy Provisions

Section 8.01           Approval of Break-Up Fee and Buyer Expense Reimbursement. Sellers acknowledge that (i) Buyer has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers, (ii) Sellers’ agreement to pay the Break-Up Fee and Buyer Expense Reimbursement on the terms set forth herein are an integral part of the Transactions and are a necessary inducement for the Buyer to enter into this Agreement, and (iii) Buyer’s efforts have substantially benefited Sellers and will benefit Sellers and will benefit the bankruptcy estates of Sellers through the submission of the offer reflected in this Agreement which will, among other things, serve as a minimum bid on which other potentially interested bidders can rely. In consideration thereof, Sellers, jointly and severally, shall pay to Buyer, in accordance with the terms hereof, and the Bidding Procedures Order and subject to approval by the Bankruptcy Court, (i) a break-up fee (the “Break-Up Fee”) in an amount equal to $2,400,000, representing four percent (4%) of the Base Purchase Price and (ii) the Buyer Expense Reimbursement. The Break-Up Fee and Buyer Expense Reimbursement shall only be payable following the termination of this Agreement pursuant to Sections 11.01(c), 11.01(d), 11.01(f), 11.01(g), and 11.01(h). In the event this Agreement is validly terminated pursuant to Sections 11.01(c) or 11.01(h), the Break-Up Fee and Buyer Expense Reimbursement shall be due and payable to Buyer within two (2) Business Days following the date of termination. In the event this Agreement is validly terminated pursuant to Sections 11.01(d), 11.01(f) or 11.01(g) and a Competing Transaction is consummated or entered into on or prior to the date which is twelve (12) months following such termination of this Agreement, the Break-Up Fee and Buyer Expense Reimbursement shall be due and payable to Buyer within one (1) Business Day following consummation of the Competing Transaction. If payable hereunder, the Break-Up Fee shall be paid to an account designed by Buyer by wire transfer of immediately available funds. If Sellers fail to pay the Break-Up Fee or Buyer Expense Reimbursement within the time period specified herein, Sellers shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer in connection with any Action taken to collect payment of such amounts. The Break-Up Fee and Buyer Expense Reimbursement shall, subject to Bankruptcy Court approval, constitute an administrative expense against each Seller and its respective estate in the Bankruptcy Cases under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.

Section 8.02           Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better Competing Transactions, as determined in Sellers’ sole and exclusive discretion, subject to the provisions of the Bidding Procedures Order. Until the date of the entry of a Sale Order (the “Go-Shop Period”), and subject to and in accordance with the Bidding Procedures Order, Sellers are permitted to and to cause its Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with a Competing Transaction. In addition, during the Go-Shop Period, Sellers (and their Affiliates and Representatives) shall retain the responsibility and obligation to respond to any inquiries or offers for a Competing Transaction, and perform any and all other acts related thereto to the extent required under the Bidding Procedures Order or other applicable Law, including supplying information relating to the Retained Businesses, the Business, the Transferred Assets and the Excluded Assets to prospective purchasers. Notwithstanding anything herein to the contrary, in no event shall Sellers enter into a definitive written agreement with any Person (other than Buyer or its Affiliates) in connection with a Competing Transaction prior to the entry of the Bidding Procedures Order.

Section 8.03           Bankruptcy Court Filings. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal.

Article IX

Tax Matters

Section 9.01           Tax Returns.

(a)            Sellers will prepare and file or cause to be prepared and filed all Tax Returns that relate solely to the Transferred Assets for any Pre-Closing Tax Period (not including any Straddle Period) that are required to be filed before, on, or after the Closing Date. All such Tax Returns will be prepared in a manner consistent with the prior practices of the Sellers, except as otherwise required by applicable Law. No later than fifteen (15) Business Days prior to the due date (including extensions) for filing any such Tax Return (or as promptly as reasonably practicable in the case of non-income Tax Returns, provided that each non-income Tax Return shall not be provided later than five (5) Business Days prior to the due date of such non-income Tax Return), Seller will provide Buyer with a copy of such Tax Return for Buyer’s review and comment. Sellers will consider in good faith any reasonable comments from Buyer. Such Tax Returns will be prepared at the out-of-pocket expense of Sellers.

(b)           Buyer will prepare and file or cause to be prepared and filed all Tax Returns that relate solely to the Transferred Assets, for any Tax period that includes, but does not end on, the Closing Date (the “Straddle Period”). All such Tax Returns will be prepared in a manner consistent with the prior practices of the Sellers, except as otherwise required by applicable Law. Within fifteen (15) Business Days prior to the due date (including extensions) for filing any such Tax Return (or as promptly as reasonably practicable in the case of non-income Tax Returns, provided that each non-income Tax Return shall not be provided later than five (5) Business Days prior to the due date of such non-income Tax Return), Buyer will provide Sellers with a copy of such Tax Return for Sellers’ review and comment. Buyer will consider in good faith any reasonable comments from Sellers. The expense of preparation and filing of the Tax Returns for the Straddle Period that relate solely to the Transferred Assets shall be shared equally by Buyer and Sellers.

Section 9.02           Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, to the extent not exempt under the Sale Order or Section 1146 of the Bankruptcy Code, (a) where Buyer is liable under applicable Law to pay any Transfer Tax imposed or arising with respect to the Transactions or any component thereof, Buyer shall promptly pay and discharge such Transfer Tax, and (b) where any of the Sellers is liable under applicable Law to pay any Transfer Tax imposed or arising with respect to the Transactions or any component thereof, Buyer shall pay the amount of such Transfer Tax to Sellers and shall indemnify, defend and hold harmless Sellers and any of their Affiliates and Representatives from and against any such Transfer Taxes (unless such indemnity is prohibited by (or otherwise invalid under) applicable Law in which case Buyer shall indemnify, defend and hold harmless Sellers for an amount equal to any such Transfer Taxes). Upon request from a Seller, Buyer shall provide to such Seller an original receipt (or such other evidence as shall be reasonably satisfactory to such Seller) evidencing the payment of Transfer Taxes by Buyer to the applicable Taxing Authority under this Section 9.02. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall, with the cooperation of the other Party, timely prepare and file such Tax Return. If Sellers or any of their Affiliates are required to pay any Transfer Tax, Buyer shall within fifteen (15) days of receipt of evidence of filing reimburse Sellers for any Transfer Taxes paid by Sellers or such Affiliate in connection with the filing of the applicable Tax Return. Buyer and Sellers each agree to timely sign and deliver (or to cause their respective Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and to otherwise cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes.

Section 9.03           Tax Adjustments. Without duplication of any amounts set forth in Section 9.02, Seller shall be responsible for all Taxes imposed or assessed with respect to the Transferred Assets for any Pre-Closing Tax Period (except to the extent such Taxes have been taken into account for purposes of the Closing Statement or constitutes an Assumed Liability), and Buyer shall be responsible for all Taxes imposed or assessed with respect to Transferred Assets for any Post-Closing Tax Period. Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets on a periodic basis (including real estate Taxes, personal property Taxes and similar Taxes, and for the avoidance of doubt not to include income, sales, use, receipts, or payroll Taxes of the Sellers) for the Straddle Period will be apportioned and prorated between Sellers, on the one hand, and Buyer, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. Buyer shall bear its proportionate share of such Taxes (which shall be equal to the product obtained by multiplying (i) a fraction, the numerator being the number of days in the Straddle Period following the Closing Date and the denominator being the total number of days in the Straddle Period, times (ii) the amount of such Taxes), and Sellers shall bear the remaining portion of such Taxes. In the case of all other Taxes (other than Transfer Taxes), such Taxes shall be determined as though the taxable period terminated at the end of the Closing Date (treating for this purpose the taxable year of any partnership or other flow-through entity any Equity Interest in which is a Transferred Asset as terminating upon the close of the Closing Date) and Sellers shall bear any such Taxes attributable to a Pre-Closing Tax Period.

Section 9.04           Tax Cooperation. Without limiting the obligations set forth in Section 6.03 and 7.01 the Parties shall furnish or cause to be furnished to each other, upon request, and at the sole cost of the requesting Party, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of Tax Returns, the making of any election related to Taxes permitted to be made under this Agreement, and the preparation for, or the prosecution or defense of, any audit, claim, demand, proposed adjustment or deficiency relating to Taxes, and any other matter or proceeding relating to Taxes. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records Related to the Business relating to Taxes with respect to any Pre-Closing Tax Period and in the possession of Buyer or its Affiliates in accordance with Section 7.01.

Section 9.05           Survival. The obligations set forth in this Article IX with respect to Taxes shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations.

Section 9.06           Tax Characterization of Payments Under This Agreement. The Parties agree to treat any payment made from one Party to another pursuant to this Agreement (other than Transfer Taxes) that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

Article X

Conditions to Closing

Section 10.01        Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Transactions shall be subject to the satisfaction or written waiver by Sellers in their sole discretion, at or before the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants.

(i)            All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date); provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” in such representations and warranties;

(ii)           the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and

(iii)          Sellers shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i) and (ii).

(b)            No Law or Order. There shall be no Law or Order in existence that restrains in any material respect, prevents or prohibits the sale of the Transferred Assets or the other Transactions or has the effect of making the Transactions illegal; provided, that if any such Law is in existence and the violation of such Law (x) is de minimis and is curable in all respects retroactively after Closing without unreasonable effort and at de minimis cost or expense and (y) does not and would not reasonably be expected to have an adverse impact on the Business or Buyer or any of its Affiliates, then the condition in this Section 10.01(b) shall not be deemed unsatisfied solely as a result of such Law.

(c)            Transaction Agreements. Buyer shall have executed and delivered to Sellers, all Buyer Transaction Agreements.

(d)            Orders. The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order and such Sale Order shall be effective and not be subject to any stay.

Section 10.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or written waiver by Buyer in its sole discretion, at or before the Closing, of each of the following conditions:

(a)            Representations and Warranties; Covenants.

(i)            The representations and warranties of Sellers contained in Section 4.01(a) and (b) (Formation and Authority), Section 4.06(b) (Absence of Material Adverse Effect) and Section 4.15 (Brokers) shall be true and correct in all respects on the Agreement Date and on and as of the Closing Date as if made on the Closing Date;

(ii)           The representations and warranties of Sellers contained in Section 4.02(a) (Title) shall be true and correct in all respects (other than de minimis inaccuracies) on the Agreement Date and on and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct as of such specified date);

(iii)           The representations and warranties of Sellers contained in Section 4.02(b) (Title); Section 4.02(c) (Sufficiency of Assets), shall be true and correct in all material respects on the Agreement Date and on and as of the Closing Date as if made on the Closing Date;

(iv)          All other representations and warranties of Sellers contained in this Agreement shall be true and correct on the Agreement Date and on and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in as of such date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (ii), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” or other similar qualifiers in such representations and warranties;

(v)           the covenants contained in this Agreement required to be complied with by Sellers on or before the Closing shall have been complied with in all material respects; and

(vi)          Buyer shall have received a certificate signed by an authorized officer of each Seller, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) and (ii).

(b)            No Law or Order. There shall be no Law or Order in existence that restrains in any material respect, prevents or prohibits the sale of the Transferred Assets or the other Transactions or has the effect of making the Transactions illegal; provided, that if any such Law is in existence and the violation of such Law (x) is de minimis and is curable in all respects retroactively after Closing without unreasonable effort and at de minimis cost or expense and (y) does not and would not reasonably be expected to have an adverse impact on the Business or Buyer or any of its Affiliates, then the condition in this Section 10.02(b) shall not be deemed unsatisfied solely as a result of such Law.

(c)            Seller Transaction Agreements. Sellers shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements.

(d)           Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall have become a Final Order.

Section 10.03         Frustration of Closing Conditions. Neither Sellers nor Buyer may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was primarily caused by such Party’s breach of this Agreement.

Article XI

TERMINATION

Section 11.01         Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a)            by the mutual express written consent of Sellers and Buyer;

(b)            by Sellers, if Buyer shall have breached any representation or warranty or failed to comply with or perform any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and (i) such breach is not waived by Sellers or (ii) if such breach has not been waived by Sellers but is curable and is not cured by Buyer prior to the earlier to occur of (A) ten (10) Business Days after receipt by Buyer of Sellers’ notice of such breach and (B) the Outside Date; provided, however, that Sellers are not then in material breach of this Agreement, which breach, either individually or in the aggregate with other breaches by Sellers, would result in, if occurring or continuing on the Closing Date, the failure of the Closing Conditions set forth in Section 10.02;

(c)            by Buyer, if Sellers shall have breached any representation or warranty or failed to comply with or perform any covenant or agreement applicable to Sellers that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and (i) such breach is not waived by Buyer or (ii) if such breach has not been waived by Buyer but is curable and is not cured by Sellers prior to the earlier to occur of (A) ten (10) Business Days after receipt by Sellers of Buyer’s notice of such breach and (B) the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement, which breach, either individually or in the aggregate with other breaches by Buyer, would result in, if occurring or continuing on the Closing Date, the failure of any of the Closing Conditions set forth in Section 10.01;

(d)            by either Sellers or Buyer, if the Closing shall not have occurred by the date that is 57 days after the Petition Date (provided that such date may be extended by (x) the Sellers with the written consent of the Agents for an additional period not to extend beyond 120 days from the date of this Agreement or (y) Buyer and Parent to such other subsequent date as may be mutually agreed by Buyer and Parent in writing) (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of the Closing to have not occurred by the Outside Date;

(e)            by either Sellers or Buyer if consummation of this Agreement would violate any Law or non-appealable Final Order of the Bankruptcy Court or Final Order of any other Government Authority having competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 11.01(e) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of the issuance of such non-appealable Final Order and, provided, further, that, solely in the event of a violation of Law (but not a non-appealable Final Order of the Bankruptcy Court or Final Order of any other Government Authority having competent jurisdiction), if any such Law is in existence and the violation of such Law (x) is de minimis and is curable in all respects retroactively after Closing without unreasonable effort and at de minimis cost or expense and (y) does not and would not reasonably be expected to have an adverse impact on the Business or Buyer or any of its Affiliates, then the right to terminate this Agreement pursuant this Section 11.01(e) shall be not be available to either Party solely as a result of such Law;

(f)            by either Sellers or Buyer, if (i) any Seller enters into a definitive agreement with respect to a Competing Transaction, (ii) the Bankruptcy Court enters an Order approving a Competing Transaction or (iii) if any of the Bankruptcy Cases is (A) dismissed, (B) converted to a case or cases under Chapter 7 of the Bankruptcy Code, or (C) if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business, or the reorganization of any Seller is appointed in the Bankruptcy Cases;

(g)            by Buyer, if Sellers have failed to obtain entry of an effective and unstayed Sale Order that is reasonably acceptable to Buyer by no later than the date that is forty (40) days after entry of the Bidding Procedures Order; provided, that the right to terminate this Agreement under this Section 11.01(g) shall not be available if Buyer’s failure to perform any of its obligations under this Agreement has been a substantial cause of such failure and, provided, further, that the Parties agree that a Sale Order in substantially the form attached hereto as Exhibit D is acceptable to Buyer and Sellers;

(h)            by Seller, if any Seller, or its governing body, determines in consultation with outside legal counsel, that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its or such governing body’s fiduciary obligations under applicable Law, including to pursue a Competing Transaction or take such other action to pursue any transaction or restructuring that, in the Seller’s business judgment, will maximize the value of its estate;

(i)            by Buyer, if Sellers have failed to obtain entry of an effective and unstayed Bidding Procedures Order that is reasonably acceptable to Buyer (which shall include approval of the Break-Up Fee and Buyer Expense Reimbursement) by no later than the date that is thirty (30) days after the Petition Date; provided, that the right to terminate this Agreement under this Section 11.01(i) shall not be available if Buyer’s failure to perform any of its obligations under this Agreement has been a substantial cause of such failure and; provided, further, that the Parties agree that Bidding Procedures and Bidding Procedures Order in substantially the form attached hereto as Exhibit F and Exhibit G, respectively, are acceptable to Buyer and Sellers;

(j)            by Buyer, if the Bidding Procedures Order (including the Bidding Procedures, Break-Up Fee, or Buyer Expense Reimbursement) or the Sale Order is modified in any material respect without the consent of the Buyer; or

(k)            by Buyer, if the Bankruptcy Court enters an order pursuant to Section 362 of the Bankruptcy Code lifting or modifying the automatic stay with respect to any material portion of the Transferred Assets.

Section 11.02         Notice of Termination. If either Buyer or Sellers desire to terminate this Agreement pursuant to Section 11.01 (other than Section 11.01(a)) such Party shall give written notice of such termination to the other Party, which notice shall include the specific subsection under which termination is sought.

Section 11.03         Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 11.01 this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.04 (Confidentiality), (ii) Section 8.01 (Approval of Break-Fee and Buyer Expense Reimbursement), (iii) this Section 11.03 (Effect of Termination), (iv) Article XII (Miscellaneous) and (v) Exhibit A (Definitions), and any liability for Fraud or knowing and intentional breach hereof occurring before such termination, all of which shall survive termination of this Agreement.

(b)           Solely in the event of a termination of this Agreement pursuant to Section 11.01(b), then Buyer and Sellers shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Sellers. Buyer acknowledges that the agreements contained in this Section 11.03(b) are an integral part of the Transactions, and that without these agreements, Sellers would not have entered into this Agreement; accordingly, if Buyer fails to timely deliver such instructions and, in order to obtain such payment, Sellers commence an Action which results in a judgment against Buyer for any such payment set forth in this Section 11.03(b), Buyer shall pay Sellers their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received. Further, Buyer agrees that Sellers may seek any other remedies at Law or in equity arising from Buyer’s breach of this Agreement, including pursuant to Section 12.16.

(c)          In the event of a termination of this Agreement pursuant to Section 11.01, other than a termination pursuant to Section 11.01(b), then Buyer and Sellers shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer; provided, that, in the event that this Agreement is terminated pursuant to Sections 11.01(c), 11.01(d), 11.01(f), 11.01(g), or 11.01(h) then, in addition to the disbursement of the Escrowed Funds, Sellers shall pay the Break-Up Fee and Buyer Expense Reimbursement, in each case, in accordance with the terms set forth in Section 8.01. Sellers each acknowledge that the agreements contained in this Section 11.03(c) are an integral part of the Transactions, and that without these agreements, Buyer would not have entered into this Agreement; accordingly, if Sellers fail to timely deliver such instructions and, in order to obtain such payment, Buyer commence an Action which results in a judgment against any Seller for any such payment set forth in this Section 11.03(c), Sellers shall be jointly and severally liable for, and shall pay Buyer its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received. Further, Sellers each agree that Buyer may seek any other remedies at Law or in equity arising from Sellers’ breach of this Agreement, including pursuant to Section 12.16.

(d)          Except in the event of Fraud, to the extent that: (i) all amounts, if any, due in respect of the Break-Up Fee and / or the Buyer Expense Reimbursement pursuant to Section 8.01 have actually been paid to Buyer and (ii) if applicable, the Escrowed Funds have been returned to Buyer in accordance with this Section 11.03, Buyer shall not have any additional recourse against Sellers or any of their Affiliates or Representatives for any Liabilities relating to or arising from this Agreement.

Article XII

MISCELLANEOUS

Section 12.01         Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)           references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by the Bankruptcy Court; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; references from, to or through any date mean, unless otherwise specified, from and including, to and including or through and including, respectively, and not beyond such date;

(c)           whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;

(d)           (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified, and (iii) references to “this Agreement” shall include the Disclosure Schedules;

(e)           (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement (and not to any particular provision of this Agreement), including the certificates, Schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the certificates, Schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iv) the term “any” means “any and all”, (v) the term “or” shall not be exclusive and shall mean “and/or”, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; the words “any”, “neither”, “nor” or “either” shall not be exclusive;

(f)            (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, including in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and “written” will be construed in the same manner and (iii) references to “$” mean U.S. dollars;

(g)          references to any Person includes such Person’s successors and permitted assigns and, in the case of any Government Authority, to any Person succeeding to its functions and capacities;

(h)           whenever this Agreement requires any Seller to take any action, such requirement shall be deemed to involve an undertaking on the part of all Sellers to take such action, or to cause such Seller, to take such action;

(i)            unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(j)            all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein;

(k)           except as otherwise provided, when this Agreement states that information has been “made available” to, “delivered” to or “provided” to Buyer by Sellers, such information shall include only such information that (i) at least 12 hours before the execution of this Agreement, was contained in that certain virtual data room maintained by Sellers through Datasite to which Buyer’s Representatives have been granted access or (ii) at least 72 hours before the execution of this Agreement, was publicly available and disclosed in Sellers’ SEC Documents.

(l)            the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement, unless the context requires otherwise; and

(m)          each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 12.02         Expenses. Except for the Buyer Expense Reimbursement, if any, or as otherwise expressly specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 12.03         Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered to the Party to be notified, (b) when delivered by e-mail transmission to the e-mail addresses set out below, provided that notice given by e-mail shall not be effective unless either (i) a duplicate copy of such email is sent by sender by one of the other methods described in this Section 12.03 or (ii) the receiving Party delivers a written confirmation of receipt either by email or by any other method described in this Section 12.03. or (c) upon delivery by overnight courier service or nationally recognized overnight (or next business day) delivery service (with confirmation of delivery, such as customary signature receipt), in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.03):

If to Sellers, to:	Williams Industrial Services Group Inc.
200 Ashford Center North, Suite 425
Atlanta, GA 30338
Attention: Tracy D. Pagliara
Email: tpagliara@wisgrp.com

with a copy (which will not constitute	Thompson Hine LLP
notice) to:	300 Madison Avenue, 27th Floor
New York, New York 10017
Attention: Stuart Welburn
Sean Gordon
E-mail: stuart.welburn@thompsonhine.com
sean.gordon@thompsonhine.com

If to Buyer, to:	EnergySolutions Nuclear Services, LLC
Attention: Russ Workman
General Counsel
EnergySolutions
299 South Main Street, Suite 1700
Salt Lake City, UT 84111

E-mail: Separately provided

with a copy (which will not constitute	Ropes & Gray LLP
notice) to:	1211 6th Avenue

New York, New York 10036
Attention: Michael Littenberg
Matthew Roose
Sarah Young

E-mail: Michael.Littenberg@ropesgray.com
Matthew.Roose@ropesgray.com
Sarah.Young@ropesgray.com

Section 12.04       Survival. Except for any covenant, agreement or obligation that by its terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing and there shall be no liability (whether arising in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which any entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims)) thereafter in respect thereof. To the extent that performance of any covenant by a Party is to take place after Closing, such covenant shall survive the Closing until the earlier of (i) performance of such covenant in accordance with this Agreement or (ii) (A) if time for performance of such covenant is specified in this Agreement, ninety (90) days following the expiration of the time period for such performance or (B) if time for performance of such covenant is not specified in this Agreement, the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant. The intended effect of termination of each Party’s representations, warranties, covenants and agreements is to bar, from and after the date of termination, any claim or cause of action based on (x) the alleged inaccuracy of such representation or breach of such warranty or (y) such alleged breach of failure to fulfill such covenant or agreement; provided, that, if a written notice of any such claim is provided to the non-breaching Party prior to the expiration of such covenant then such covenant shall survive until, but only for the purposes of, the resolution of such claim by a final, non-appealable judgment or settlement.

Section 12.05        Limitation on Liability. In no event shall any Party have any Liability under this Agreement (including under this Article XII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement). Nothing in this Agreement shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

Section 12.06        Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and Sellers. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media or make any public statements in respect of the Transaction Agreements or the Transactions without the prior express written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by Order of the Bankruptcy Court (in which case the Parties hereto shall make reasonable efforts to consult with each other prior to such required announcement) or (b) that is consistent with prior disclosure and does not contain any information relating to the Transaction Agreements or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement; provided, however, that the foregoing shall not apply to communications or disclosures necessary to comply with account rules, stock exchange rules, market rules, federal securities or Securities Act disclosure obligations of any Party or its Affiliates.

Section 12.07        Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 12.08       Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior express written consent of the other Parties; provided, however, that notwithstanding anything in this Section 12.08 to the contrary (a) Buyer may, without any required consent from any other Party, assign or transfer this Agreement or any of its rights or obligations hereunder, including, but not limited to, the right to acquire the Transferred Assets or assume the Assumed Liabilities, (i) to any of its Affiliates or (ii) to any acquirer of all or substantially all of the business or assets of the Business or Buyer after the Closing and (b) Sellers may assign any of their rights or obligations under this Agreement to any plan administrator, liquidator, examiner, receiver, liquidation trustee, or similar party appointed for it following the Closing; provided, further, that no such assignment pursuant to the foregoing clause (a) shall release the assigning Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 12.08 shall be void ab initio.

Section 12.09       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and the Nonparty Affiliates pursuant to Section 12.17, or as otherwise expressly set forth in this Agreement, and nothing in this Agreement, express or implied, shall create or be deemed to create any legal or equitable right, benefit or remedy of any nature whatsoever rights in any Person not a party hereto, including any Affiliates of any Party.

Section 12.10       Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof. Without limiting the foregoing, the Parties agree that all exclusivity agreements between Parent and Buyer or any of its Affiliates are deemed terminated as of the date of this Agreement. The Parties acknowledge that this Agreement and the Transactions are subject to entry of, as applicable, the Bidding Procedures Order and the Sale Order. In the event of any discrepancy between this Agreement and the Bidding Procedures Order and the Sale Order, the Bidding Procedures Order and the Sale Order shall govern.

Section 12.11       Amendments. This Agreement (including all exhibits and schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party.

Section 12.12       Waiver. At any time before the Closing, either Sellers or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, that any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.13       Governing Law. This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law, choice or conflict of law provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.14       Dispute Resolution; Consent to Jurisdiction.

(a)            Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Transaction Dispute which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.03(as may be updated from time to time in accordance with Section 12.03); provided, however, upon the closing of the Bankruptcy Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)            submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)            agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)          agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 12.03(as may be updated from time to time in accordance with Section 12.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)            The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 12.15       Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into this Agreement. Each Party may file an original counterpart or a copy of this Section 12.15 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 12.16       Remedies; Specific Performance.

(a)            Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at Law or in equity.

Section 12.17       Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, at Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Persons that are expressly identified as Parties in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants or Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, Actions, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, Actions, and obligations against any such Nonparty Affiliates.

Section 12.18       Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Sellers set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. Except in the case of Section 4.06(b), any matter, information or item disclosed in the Disclosure Schedules, under any specific representation or warranty or Schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other Schedule or section of the Disclosure Schedules if it is reasonably apparent on its face that such disclosure is applicable to such other Schedule(s) or Section(s) as though fully set forth in such other Schedule(s) or section(s). The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (i) an admission of any Liability by Sellers to any Person, (ii) an admission that any breach or violation of applicable Laws or any Contract or agreement to which any Seller is a party exists or has actually occurred or (iii) an admission that such item is outside the Ordinary Course of Business or not consistent with past practice. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement.

Section 12.19       Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Thompson Hine LLP may serve as counsel to Sellers, on the one hand, and any Seller, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Thompson Hine LLP may serve as counsel to any Seller or any Affiliate or Representative of any Seller, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Seller and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

Section 12.20       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. E-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 12.21       Guaranty. ES Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Sellers the full and timely performance, payment and discharge by Buyer of all obligations and liabilities of Buyer in accordance with the terms of this Agreement, and hereby agrees that in the event Buyer fails to timely perform, pay and discharge in full any obligation of Buyer in accordance with the terms of this Agreement, ES Guarantor will forthwith perform, pay and discharge any such obligation in accordance with the terms of this Agreement, as the case may be, as such payment or performance and discharge is required pursuant to the terms of this Agreement to be made or done by Buyer. The guaranty in the preceding sentence is a guaranty of payment and of performance of obligations and not of collectability; provided, however, that it shall not be necessary for Sellers, in order to enforce such payment or performance by ES Guarantor, first to institute suit or exhaust its remedies against Buyer. It is understood and agreed that Sellers may specifically enforce the obligations of ES Guarantor under this Section 12.21. ES Guarantor’s obligations under this Section 12.21 are continuing obligations and shall remain in full force and effect and shall be discharged if and when all obligations hereunder have been fully performed; provided, however, the obligations of ES Guarantor hereunder shall terminate upon the consummation of the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLERS:

Williams Industrial Services Group Inc.
a Delaware corporation

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: President and Chief Executive Officer

Williams Industrial Services Group, L.L.C.,
a Delaware limited liability company

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: President

Williams Industrial Services LLC,
a Georgia limited liability company

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: President

[Signature Page to Asset Purchase Agreement]

Construction & Maintenance Professionals, LLC,
a Georgia limited liability company

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: Vice President

WISG Electrical, LLC,
a New York limited liability company

By:	/s/ Charles E. Wheelock
Name: Charles E. Wheelock
Title: Secretary

Williams Plant Services, LLC,
a Georgia limited liability company

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: Vice President and Secretary

Williams Specialty Services, LLC,
a Georgia limited liability company

By:	/s/ Tracy D. Pagliara
Name: Tracy D. Pagliara
Title: Vice President and Secretary

[Signature Page to Asset Purchase Agreement]

BUYER:

EnergySolutions Nuclear Services, LLC

By:	/s/ Ken Robuck
Name: Ken Robuck
Title: Chief Executive Officer

ES GUARANTOR:

EnergySolutions, LLC

By:	/s/ Ken Robuck
Name: Ken Robuck
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Action” means any action, suit, arbitration, mediation, investigation, cause of action, claim, charge, audit, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or equity, by or before any court or any Government Authority, or before any arbitrator or other tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however; that Affiliate, (i) when used in relation to the Sellers, shall not include Wynnefield Capital Management, LLC and (ii) when used in relation to Buyer and its Affiliates, shall not include TriArtisan Capital Advisors and its affiliated funds.

“Affordable Care Act” has the meaning set forth in Section 4.12(a).

“Agents” has the meaning set forth in the Sale Order.

“Agreement” means this Asset Purchase Agreement, dated as of July 22, 2023, including the Disclosure Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 12.11.

“Agreement Date” has the meaning set forth in the Preliminary Statements.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (as amended), the UK Bribery Act (as amended), and any other applicable Law, regulation, or order relating to bribery or corruption (governmental or commercial).

“Assumed Contracts” has the meaning set forth in Section 2.05(a).

“Assumed Employee Plans” means, collectively, the Assumed Parent and WISG Employee Plans and the Assumed WPS and WSS Employee Plans.

“Assumed Liabilities” has the meaning set forth in Section 2.02(e).

“Assumed Parent and WISG Employee Plans” has the meaning set forth in Section 2.02(a)(i)(B).

“Assumed WPS and WSS Employee Plans” has the meaning set forth in Section 2.02(b)(iii).

“Auction” means the auction undertaken pursuant to the Bidding Procedures Order.

“Available Contracts” has the meaning set forth in Section 2.05(a).

“Available Contracts List” has the meaning set forth in Section 2.05(a).

“Back-Up Bidder” has the meaning specified in the Bidding Procedures Order.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Bankruptcy Cases” has the meaning set forth in the Preliminary Statements.

“Bankruptcy Code” has the meaning set forth in the Preliminary Statements.

“Bankruptcy Court” has the meaning set forth in the Preliminary Statements.

“Base Purchase Price” has the meaning set forth in Section 3.01.

“Bidding Procedures” means the procedures for the solicitation and submission of bids and conducting an auction with respect to the acquisition of the Transferred Assets approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, which shall be substantially in the form attached hereto as Exhibit F.

“Bidding Procedures Order” shall be an Order of the Bankruptcy Court, which shall be substantially in the form attached hereto as Exhibit G approving the Bidding Procedures and approving the amount, timing, and terms of payment of the Break-Up Fee and Buyer Expense Reimbursement.

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.04(a)(ii).

“Break-Up Fee” has the meaning set forth in Section 8.01.

“Business” has the meaning set forth in the Preliminary Statements.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York are required or authorized by Law to be closed.

“Business Intellectual Property” means all Intellectual Property to the extent owned, licensed, used, or held for use by Sellers and Related to the Business, including as set forth on Schedule 2.02(a)(i)(E), Schedule 2.02(b)(vi) and Schedule 4.09(a).

“Business Registrable IP” means patents, patent applications, registered Trademarks, applications for registered Trademarks, copyright registrations, Internet domain names and social media accounts that are included in the Owned Intellectual Property.

“Business Technology” means (i) all IT Systems owned, licensed, used or held for use by Sellers, and (ii) all other Technology to the extent owned, licensed, used or held for use by Sellers and Related to the Business.

“Buyer” has the meaning set forth in the Preliminary Statements.

“Buyer Expense Reimbursement” means the sum of the aggregate amount of Buyer’s reasonable and documented out-of-pocket costs and expenses (including expenses of outside counsel, accountants and financial advisors, which shall be based on summary invoices, redacted to preserve privilege or confidential information) incurred by Buyer prior to termination of this Agreement in connection with Buyer’s evaluation, consideration, negotiation and documentation of a possible transaction with Sellers pursuant to the Bankruptcy Code or the Transactions and performing its obligations hereunder or otherwise in connection with the Transactions, up to a maximum of $1,000,000, with such cap subject to approval of the Bankruptcy Court.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto, and with respect to Sellers named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cash” means, as of 11:59 p.m. New York City Time on the Closing Date, all cash and cash equivalents of such Person, including marketable securities and short-term investments, calculated in accordance with GAAP and such Person’s books and records, other than cash deposits and proceeds in respect of Purchased Existing Letters of Credit. For the avoidance of doubt, Cash shall be calculated (i) net of any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made from the accounts of such Person, (ii) to include cash required to collateralize any letters of credit, performance bonds, surety bonds or other similar instruments or cash subject to legal or other restrictions, including deposits with third parties and other “restricted” cash, and (iii) to include checks, other wire transfers and drafts available for deposit for the account of such Person.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Chapter 11 Plan” means any chapter 11 plan of reorganization of liquidation with respect to any of the Sellers.

“Closing” has the meaning set forth in Section 2.04.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions, in each case, as set forth in Article X.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Statement” has the meaning set forth in Section 3.03.

“CMP” has the meaning set forth in the Preliminary Statements.

“CMP Designated Parties” has the meaning set forth in Section 2.02(a)(iii)(C).

“CMP Purchased Avoidance Actions” has the meaning set forth in Section 2.02(a)(iii)(C).

“CMP Transferred Rights and Defenses” has the meaning set forth in Section 2.02(a)(iii)(B).

“COBRA” means the continuation of coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Collective Bargaining Agreement” means any Contract between Seller or any of their Affiliates with and a Union representing any Covered Employees that governs the terms and conditions of employment whether or not such agreement is expired by its terms.

“Competing Transaction” means (i) a Restructuring Transaction or (ii) one or more sales, assignments, leases, transfers or other dispositions or all or any material portion of the Transferred Assets to any Person (or group of Persons), whether in one transaction or a series of transactions other than to Buyer or an affiliate or Buyer.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 4, 2023, by and between Parent and Buyer, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Contract” means any contract, agreement, undertaking, indenture, note, bond, mortgage, understanding, pledge, franchise, guarantee, indemnity, promise, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien), whether written or oral (including all amendments, side-letters, supplements and modifications of any of the foregoing and all rights and interests arising thereunder or in connection therewith).

“Contracting Parties” has the meaning set forth in Section 12.17.

“Control” means, with respect to any Person, the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Employee” means any employee of any Seller, other than the WIS Employees; provided, that, for the purposes of Section 6.10(b), “Covered Employee” shall mean any employee of any Seller, other than any key executive of Parent or WISG, who the Parties mutually agree, at least twenty (20) days prior to the Closing Date, will be excluded from this definition.

“Cure Cap” has the meaning set forth in Section 2.05(b).

“Cure Costs” means, with respect to the Transferred Contracts, any and all amounts required to be paid or otherwise satisfied pursuant to Section 365(b)(1) of the Bankruptcy Code in order to cure Sellers’ monetary defaults under such Transferred Contracts at the time of the assumption thereof by and assignment to Buyer as provided hereunder, as determined by the Bankruptcy Court or agreed to by Sellers and the non-Seller counterparty to the applicable Transferred Contract.

“Cure Cost Deduction” means the aggregate amount of all Cure Costs in excess of the Cure Cap.

“Data” means data, databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Debt” means, with respect to each Seller (including with respect to the Business, the Transferred Assets), as of any given time of determination, both the current and long-term portions of any amount owed (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable thereon) with respect to, without duplication, (a) any indebtedness for borrowed money under any credit facilities, financing agreements or similar arrangements, (b) any liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any letter of credit or bankers’ acceptance, performance bonds, sureties or similar obligations, (d) any liabilities of a Seller to a counterparty to settle interest rate and currency swap, cap and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case, including any amounts payable to terminate such arrangements, (e) any obligations for the deferred purchase price or property, goods or services, (f) any obligations with respect to earnout, holdbacks or contingent payment obligations, (g) all capital leases, (h) any synthetic lease obligations or any obligations in respect of off-balance sheet agreements or transactions that are in the nature of, or in substitution of, financings, (i) any obligations for interest, principal, prepayment or other penalties collection costs, breakage costs, indemnity and expense reimbursement obligations, premiums and fees in respect of any of the foregoing, and (j) any guarantees of obligations of the type described in clauses (a) through (i) above (including by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions, to provide security (or, pursuant to an existing right, to provide security at a later date) by a Lien on property or otherwise to assure a creditor against loss).

“Designated Lease” has the meaning set forth in Section 2.05(d).

“Designation Rights Period” means, with respect to any unexpired Lease, the period from the Closing Date through the date that is sixty (60) days after the Closing Date.

“DIP Financings” collectively, means, collectively, that certain (i) Super-Priority Senior Secured Debtor-In-Possession Revolving Credit and Security Agreement, dated as of the Closing Date (as defined in the DIP Revolving Loan Agreement), by and among PNC Bank, National Association, as agent, the credit parties party thereto and the lenders from time to time party thereto (the “DIP Revolving Loan Agreement”), and (ii) Super-Priority Senior Secured Debtor- in-Possession Term Loan, Guarantee and Security Agreement dated as of the Closing Date (as defined in the DIP Term Loan Credit Agreement), among the borrowers, the guarantors, the lenders party thereto and EICF Agent LLC, as agent thereunder (the “DIP Term Loan Credit Agreement”).

“Disclosure Schedules” means the disclosure schedules, dated as of the Agreement Date, delivered by Sellers to Buyer, which form a part of this Agreement.

“Disputed Contract” has the meaning set forth in Section 2.05(c).

“Effective Time” means 12:01 a.m. (local time) on the Closing Date.

“Electrical” has the meaning set forth in the Preliminary Statements.

“Employee Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other employee benefit, employment, consulting, retirement, health, welfare, medical, dental, disability, life insurance or similar benefit, bonus, commission stock option, stock purchase, stock appreciation, restricted equity, phantom equity or other equity or equity-based interest, incentive, deferred compensation, employment, retention, termination, severance, change of control, profit-sharing, pension, retiree or post-termination benefit, vacation or other paid time off, fringe benefit plan, program, arrangement, policy, practice or agreement, in each case, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, (x) that is maintained, sponsored, contributed to (or required to be contributed to), or funded, by any Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered for the benefit of any Covered Employee or former employee or individual service provider of any Seller (y) with respect to which any of the Sellers or their Affiliates (including any of their ERISA Affiliates) could reasonably be expected to have any Liability.

“Environmental Law” means any applicable U.S. federal, state, or local or non U.S. statute, Law, ordinance, regulation, rule, code, Order or other legally-binding requirement or rule of Law (including common Law) promulgated by a Government Authority relating (i) to pollution or protection of the environment or the management of, or human exposure to, Hazardous Materials or the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing. The term “Environmental Law” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Materials.

“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, profits interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted stock, restricted stock unit, equity appreciation right, phantom equity interest, warrant, purchase right, conversion right, exchange right or other Contract obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including profits interests, stock appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Seller, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ES Guarantor” has the meaning set forth in the Preliminary Statements.

“Escrow Agent” has the meaning set forth in Section 3.02.

“Escrow Agreement” means that certain Escrow Agreement by and among the Escrow Agent, Parent and ES Guarantor, dated as of the Agreement Date.

“Escrowed Funds” has the meaning set forth in Section 3.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02(c).

“Excluded Benefits” has the meaning set forth in Section 6.10(c)(i).

“Excluded Contracts” has the meaning set forth in Section 2.02(c)(i)(A).

“Excluded Liabilities” has the meaning set forth in Section 2.02(f).

“Exhibits” means the exhibits attached hereto as of the Agreement Date (and as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Existing Letters of Credit” means all performance bonds, surety bonds, letters of credit, guarantees, security deposits and similar assurances in effect as of the Agreement Date that relate to the Business and the Transferred Assets and are obligations of Parent and its Affiliates, but excluding, for the avoidance of doubt, any Purchased Existing Letters of Credit.

“Final Order” means an action taken or an Order issued by the applicable Government Authority that is unstayed and in effect and as to which (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof, (ii) the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, (iii) the Government Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed or (iv) if an appeal, writ of certiorari, reargument or rehearing thereof has been filed or sought, such Order shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Fraud” means, with respect to any party, an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other applicable economic sanctions, export control, or import Laws.

“Go-Shop Period” has the meaning set forth in Section 8.02.

“Government Approval” has the meaning set forth in Section 6.05.

“Government Authority” means any U.S. federal, state or local or any supra-national, territorial or non-U.S. government, political subdivision, Taxing Authority, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, judicial, arbitrator, arbitral body, self-regulatory organization, authority, department, board, bureau, official or commission or instrumentality, in each case, whether domestic or foreign.

“Government Contract” means any Contract entered into between any of the Sellers and: (i) any Government Authority, (ii) any prime contractor to any Government Authority (in its capacity as such), or (iii) any subcontractor (of any tier) with respect to any Contract described in clauses (i) and (ii) of this definition.

“Hazardous Materials” means any substance, material, or waste that is defined or regulated as “hazardous,” “toxic,” or as a “pollutant,” “contaminant,” “waste,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including, but not limited to, (a) any petroleum or petroleum product, oil, or waste oil; (b) any asbestos or polychlorinated byphenyls and (c) any other chemical, material, or substance (whether solid, liquid, or gaseous), the exposure to which or whose discharge, emission, disposal, or Release is prohibited, limited, or regulated under any applicable Environmental Law.

“Improvements” means all leasehold improvements located, placed, constructed or installed on or under any parcel of any Sellers Leased Real Property, including all utilities, fire protection, security, surveillance, telecommunications, computer, wiring, cable, heat, exhaust, ventilation, air conditioning, electrical, mechanical, plumbing and refrigeration and cooling systems, facilities, lines, installations and conduits.

“Initial Designation Notice” has the meaning set forth in Section 2.05(a).

“Initial Determination Date” has the meaning set forth in Section 2.05(a).

“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case, including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all intellectual property rights, title, and interest of every kind and nature, however denominated, in or arising under the Laws of the U.S. or any other country, including: (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, renewal, division, extension, continuation, or continuation-in-part; (b) copyrights, “moral” rights, rights of publicity and privacy, mask work rights, rights in works of authorship, rights in software, database rights and design rights, whether or not registered or published, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (c) Trademarks; (d) Trade Secrets; (e) Internet domain names and social media accounts and (f) any registrations, applications or rights arising under Law or Contract relating to any of the foregoing.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the IRS Code, compounded on a daily basis.

“IP Assignment Agreement” has the meaning set forth in Section 3.04(a)(iii).

“IRS” means the U.S. Internal Revenue Service.

“IRS Code” means the Internal Revenue Code of 1986, as amended.

“IT Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites, and other information technology systems that are owned, licensed or otherwise used or held for used by the Sellers in connection with the Business.

“Joint Written Instructions” means written instructions from Sellers and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement.

“Joint Venture Interests” has the meaning set forth in Section 2.02(b)(xxii).

“JV Partnership” means any partnership (for U.S. federal income tax purposes) in which a partnership interest (for U.S. federal income tax purposes) is a Transferred Asset.

“Knowledge of Sellers” means that one or more of the Persons listed on Schedule 1.01 has actual knowledge of the fact or other matter at issue or otherwise should have had such actual knowledge assuming the diligent exercise of such individual’s duties as a director, officer, equityholder, member, partner, employee or other service provider of the Sellers, as applicable.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, act, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Lease Designation Counterparty” has the meaning set forth in Section 2.05(d).

“Lease Designation Notice” has the meaning set forth in Section 2.05(d).

“Leases” means the real property leases, subleases and licenses governing the leased real property, including the Transferred Leases, and all amendments, modifications or supplements thereof.

“Legal Requirements” has the meaning set forth in Section 6.04(a).

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment, damages, assurances, fine, judgment, penalty or obligation (whether direct or indirect, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, matured or unmatured, determined or determinable, or due or to become due, and whether in contract, tort, strict liability, successor liability or otherwise and regardless of when asserted and by whom) of every kind and description, including all costs and expenses related thereto (including fees, discounts and expenses of legal counsel, experts, engineers and consultants and costs of investigations).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, “interest” as that term is used in Section 363(f) of the Bankruptcy Code, license, indenture, successor liability, preference, priority hypothecation, lease, escrow, option, right of first offer, right of first refusal, preemptive right, easement, servitude, reservation, covenant, encroachment, right of use, right of way, security agreement or other similar agreement, arrangement, contract, commitment, understanding, obligation (whether written or oral and whether or not relating in any way to credit or the borrowing of money) or charge of any kind whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“M&A Qualified Beneficiary” has the meaning set forth in Section 6.10(e)(ii).

“Material Adverse Effect” means any fact, event, change, effect, development, condition, circumstance or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Business or (b) the ability of the Sellers to consummate the Transactions; provided, that, in the cause of clause (a) none of the following, either individually or in the aggregate, shall be considered in determining whether there has been, or would reasonably be expected to have been, a Material Adverse Effect: (i) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (ii) any Change that affects any industry in which the Business operates; (iii) business or economic conditions in any of the geographical areas in which any of the Sellers or the Business operates; (iv) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (v) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, or any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other disease or virus, or any actions by a Government Authority related to the foregoing); (vi) any action taken or omitted to be taken by a Seller or any Subsidiary as expressly required by this Agreement or at the written request of Buyer; (vii) any Changes in applicable Laws or GAAP (or other relevant accounting rules) arising after the date hereof; (viii) any Change resulting from the filing or pendency of the Bankruptcy Cases or any reasonably anticipated effects of such filing, (ix) the public announcement of the entry into this Agreement or the consummation of the Transactions, (x) the failure of the financial or operating performance of any Seller or any of Businesses to meet any projections, forecasts, budgets estimates or predictions for any period; or (xi) any change in the listing price of the Parent’s securities, any change in the volume of trading in the Parent’s securities, any down-grading or other reduction in the Parent’s credit ratings, any request, demand or any action taken pursuant a requirement that one or more of the class of securities of the Parent listed for trading on any securities exchange be delisted, any change in the number of securities of the Parent subject to short-sale, or any other change relating to the number or type of the securities of the Parent; provided, further, that the exceptions set forth in clauses (i) through (v) or (vii) of this definition shall not be regarded as exceptions and may be considered in determining whether a Material Adverse Effect has occurred to the extent that any such described impact has a disproportionately adverse impact on the Business or the Sellers, as compared to other companies and business similarly situated in the industries in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Multiemployer Plan” has the meaning set forth in Section 4.12(c).

“Nonparty Affiliates” has the meaning set forth in Section 12.17.

“Non-Union Covered Employee” means any Covered Employee that is not represented by a Union.

“Non-Union Transferred Employee” has the meaning set forth in Section 6.10(b)(i).

“Objection Deadline” has the meaning set forth in Section 2.05(d).

“Order” means any order, writ, judgment, injunction (whether permanent or temporary), administrative order, temporary restraining order, verdict, assessment, decree, stipulation, determination, settlement or award or similar legal restraint, or binding settlement having the same effect, entered by or with any Government Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day conduct and operations of the Business (including acts and omissions of the Sellers in the ordinary and usual course) through the date hereof, consistent with past practice.

“Outside Date” has the meaning set forth in Section 11.01(d).

“Overdue Payables” means Payables that are past due and have not been paid in a manner consistent with the ordinary course with the existing cash management policies of WPS and WSS as applied consistent with past practice prior to the date hereof.

“Owned Intellectual Property” means Business Intellectual Property that is owned or purported to be owned by the Sellers.

“Parent” has the meaning set forth in the Preliminary Statements.

“Parent-WISG-WIS-CMP-Electrical Excluded Assets” has the meaning set forth in Section 2.02(c).

“Parent-WISG-WIS-CMP-Electrical Transferred Assets” has the meaning set forth in Section 2.02(a). “Parent and WISG Purchased Avoidance Actions” has the meaning set forth in Section 2.02(a)(i)(T).

“Parent and WISG Designated Parties” has the meaning set forth in Section 2.02(a)(i)(T).

“Parent and WISG Purchased Insurance Rights” has the meaning set forth in Section 2.02(a)(i)(Q).

“Parent and WISG Transferred Rights and Defenses” has the meaning set forth in Section 2.02(a)(i)(L).

“Parent 401(k)” has the meaning set forth in Section 6.10(f).

“Payables” means all accounts payable and similar payment obligations / trade payables of WPS and WSS.

“Payables Adjustment” means the aggregate amount of all Overdue Payables as of 11:59 p.m. (Eastern time) on the day that is six (6) Business Days prior to the Closing Date; provided, that (i) if such aggregate amount is equal to or less than $250,000, the “Payables Adjustment” shall be zero and (ii) if such aggregate amount is greater than $250,000, the “Payables Adjustment” shall be the full amount of all such Overdue Payables; and provided, further, that such amount shall be calculated net of any Overdue Payables included in the calculation of Cure Cost Deduction and which reduce the Base Purchase Price.

“Permits” means all permits, licenses, authorizations, clearances, registrations, concessions, grants, franchises, certificates, waivers, approvals, consents, variances and filings issued or required by any Government Authority, other governmental, quasi-governmental, or private authorities, districts or jurisdictions (including all applications, renewal applications, and/or documents filed, and/or fees paid, in connection therewith, whether or not pending), in each case, owned or held by the Sellers and necessary for the operation of the Business, but excluding any immaterial, ordinary course permits, licenses, authorizations, clearances, registrations, concessions, grants, franchises, certificates, waivers, approvals, consents, variances or filings that are generally applicable to businesses doing business in, or owning or occupying real property in, a given jurisdiction.

“Permit Consent” has the meaning set forth in Section 6.15.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves are reflected on the most recent Financial Statements; may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen, vendors, construction and other Liens imposed or permitted by Law in the Ordinary Course of Business with respect to payment of amounts that are not in default or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by Sellers and in accordance with GAAP; (c) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority that do not adversely affect the operation of the Business in any material respect; (d) Liens not created by the applicable Seller that affect the underlying fee, lessor, licensor or sublessor interest of any Leases or real property over which such Seller (with respect to the Business) have easement or other property rights that do not adversely affect the operation of the Business; (e) in the case of Intellectual Property, non-exclusive licenses granted to customers of Sellers in the Ordinary Course of Business; (f) Liens that will be cleared or discharged by the Bankruptcy Court and (g) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, trust, association or organization, Government Authority, Union, or other legal entity.

“Personal Data” means any information in any media or Data that alone or in combination with other information held by the Business, identifies, or would reasonably be used to identify, a Person and any other information that constitutes personal information under any applicable Law.

“Petition Date” means the date of commencement of the Bankruptcy Cases.

“Pixelle and Westrock Business” has the meaning set forth in the Preliminary Statements.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy and Security Laws” means Laws addressing the collection, use, disclosure, storage, maintenance, transmission, encryption, access to, breach or breach notification of, or privacy or security of, Personal Data related to the Business.

“Purchased Avoidance Actions” has the meaning set forth in Section 2.02(a)(i)(T).

“Purchased Existing Letters of Credit” means all performance bonds, surety bonds, letters of credit, guarantees, security deposits and similar assurances in effect as of the Agreement Date that are in favor of any Seller and that do not relate to any Excluded Asset or Excluded Liability.

“Purchased Insurance Rights” has the meaning set forth in Section 2.02(a)(i)(Q).

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchase Price Allocation” has the meaning set forth in Section 3.05.

“Related to the Business” means primarily used or primarily held for use in or primarily arising out of, or reasonably necessary for, the operation or conduct of the Business as currently conducted by Sellers and their Subsidiaries.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or migration of any Hazardous Materials on, including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” of a Person, means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the EU, which currently includes: Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Restricted Party” means any Person included on one or more of the Restricted Party Lists, or any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists.

“Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign Security Policy; and similar lists of restricted parties maintained by other governmental entities.

“Retained Shared Contracts” has the meaning set forth in Section 6.12.

“Restricted Transfer” has the meaning set forth in Section 2.03.

“Restructuring Transaction” means (i) any recapitalization transaction, plan of reorganization, liquidation or sale, including any such transaction by way of credit bid or by any creditor of a Seller, involving (directly or indirectly) all or a material portion of the Transferred Assets or (ii) any merger, consolidation, share exchange, business combination or similar transaction (directly or indirectly) involving all or any material portion of the Transferred Assets, in each case whether in one transaction or a series of transactions.

“Retained Businesses” has the meaning set forth in the Preliminary Statements.

“Retained Businesses Information” has the meaning set forth in Section 7.01(b).

“Reverse Transition Services Agreement” means that certain transition services agreement by and between certain Sellers and Buyer in the form attached hereto as Exhibit E-2.

“Rights and Defenses” has the meaning set forth in Section 2.02(a)(i)(L).

“Sale Order” shall be an Order of the Bankruptcy Court, in substantially the form and substance attached hereto as Exhibit D, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code (i) approving this Agreement and the terms and conditions hereof, (ii) authorizing and approving, inter alia, the sale of the Transferred Assets to Buyer on the terms and conditions set forth herein free and clear of all Liabilities and Liens (other than Assumed Liabilities), (iii) the assignment to Buyer of, and the assumption by Buyer of, the Assumed Liabilities, and the assignment to Buyer of, and the assumption by Buyer of, the Assumed Contracts and (iv) containing certain findings of facts, including, without limitation, a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2023.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preliminary Statements.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller or any of its Affiliates is named as a party on the signature pages thereto.

“Sellers” has the meaning set forth in the Preliminary Statements.

“Sellers’ Banker” has the meaning set forth in Section 4.15.

“Shared Contract” means any Contract that includes both terms and conditions that are Related to the Business and terms and conditions that relate to one or more other businesses of Sellers or their affiliates, or that includes terms and conditions that relate to both the Business and one or more other businesses of Sellers or their Affiliates, and that is between (i) Sellers or one of their Affiliates, on the one hand and (ii) a supplier, vendor, service provider, or customer of the Business, on the other hand.

“SOX” means the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and the related rules and regulations promulgated thereunder.

“Straddle Period” has the meaning set forth in Section 9.01(b).

“Subsequent Designation Notice” has the meaning set forth in Section 2.05(a).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power of such Person.

“Successful Bidder” means the bidder who shall have submitted the highest or otherwise bid at the conclusion of the Auction in accordance with the Bidding Procedures and Bidding Procedures Order.

“Tax” or “Taxes” means any tax, including any and all federal, state, local, foreign and other income, alternative or add-on minimum tax, excise, gross receipts, ad valorem, value-added, sales, use, production, employment, unemployment, severance, franchise, profits, registration, license, lease, service, service use, environmental, recording, documentary, filing, permit or authorization, stamp, business and occupation, gains, real or personal property, escheat, unclaimed property, leasing, transfer, payroll, social security (or similar, including FICA), intangibles or any other tax, custom or duty of any kind whatsoever (whether payable directly or by withholding), or any governmental fee, assessment or charge in the nature of (or similar to) a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto, in each case whether disputed or not.

“Tax Returns” means all returns and reports (including elections, declarations, disclaimers, notices, disclosures, schedules, estimates, claims (including claims for refunds), real property transfer Tax returns and information returns), including amendments thereof and schedules or attachments thereto, filed or required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), IT Systems, equipment and all other forms of technology, whether tangible or intangible, embodied in any form, whether or not protectable or protected by Intellectual Property or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Consents” has the meaning set forth in Section 6.06.

“Trade Secrets” means confidential and proprietary information know-how, and trade secrets, including ideas, concepts, methods, techniques and inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in customer, vendor, and prospect lists.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos, branding, and other similar source identifiers, including all goodwill associated therewith, and all common Law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Agreements” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement, the Transition Services Agreement, Reverse Transition Services Agreement, and any other agreements, instruments or documents contemplated by this Agreement or the Transactions or required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Dispute” has the meaning set forth in Section 12.13.

“Transaction Expenses” means all Liabilities arising out of or relating to (i) any finder’s, broker’s or dealer’s fees incurred by or to be borne by any Seller or any of their Affiliates in connection with the Transactions (including the Bankruptcy Case) or any alternative transaction and (ii) any third party legal, accounting or similar advisor fees and expenses incurred by Seller or any of its Affiliates or to be borne by any Seller or any of their Affiliates in connection with the negotiation, execution and delivery of this Agreement or the consummation of the Transactions (including the Bankruptcy Case).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means all sales, use, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added, recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, gains, property registration, and similar non-income Taxes, motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings, together with any interest and any penalties, additions to Tax or additional amounts imposed by any Taxing Authority with respect thereto that are, in each case, attributable to the sale or transfer of the Transferred Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code.

“Transferred Assets” has the meaning set forth in Section 2.02(a).

“Transferred Books and Records” means all books, records, files and papers of or in the possession of such Person and its controlled Affiliates, whether in hard copy or computer format, including sales and promotional literature, manuals and Data, sales and purchase correspondence, personnel and employment records.

“Transferred CMP Contract” has the meaning set forth in Section 2.02(a)(iii)(A).

“Transferred Contracts” has the meaning set forth in Section 2.02(a)(i)(A).

“Transferred Electrical Permits” has the meaning set forth in Section 2.02(a)(iv).

“Transferred Employee” means all Non-Union Transferred Employees and Union Transferred Employees.

“Transferred Leased Real Property” has the meaning set forth in Section 2.02(b)(i).

“Transferred Leases” has the meaning set forth in Section 2.02(b)(i).

“Transferred Parent and WISG Contracts” has the meaning set forth in Section 2.02(a)(i)(A).

“Transferred Rights and Defenses” has the meaning set forth in Section 2.02(a)(i)(L).

“Transferred Shared Contracts” has the meaning set forth in Section 6.12.

“Transferred WIS Contracts” has the meaning set forth in Section 2.02(a)(ii)(A).

“Transferred WPS and WSS Contracts” has the meaning set forth in Section 2.02(b)(ii).

“Transition Services Agreement” means that certain transition services agreement by and between certain Sellers and Buyer in the form attached hereto as Exhibit E-1.

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of the Treasury under the IRS Code, as amended from time to time.

“Unfair Labor Charges” has the meaning set forth in Section 4.12(m).

“Union” means any labor union, works council, trade union, or other employee representative body.

“Union Transferred Employee” has the meaning set forth in Section 6.10(b)(ii).

“U.S.” means the United States of America.

“WARN Act” means Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

“Williams Union” means any Union representing Covered Employee.

“Wind-Up Date” means the date upon which each Seller’s corporate existence ceases to exist.

“WIS” has the meaning set forth in the Preliminary Statements.

“WIS Designated Parties” has the meaning set forth in Section 2.02(a)(ii)(C).

“WIS Employees” means all employees of WIS other than those employees who are employed in connection with, provide services to or support the Pixelle and Westrock Business.

“WIS Purchased Avoidance Actions” has the meaning set forth in Section 2.02(a)(ii)(C).

“WIS Transferred Rights and Defenses” has the meaning set forth in Section 2.02(a)(ii)(B).

“WISG” has the meaning set forth in the Preliminary Statements.

“Withdrawal Liability” means any Liability on account of a “complete withdrawal” (within the meaning of Section 4203 of ERISA), a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from any Multiemployer Plan.

“WPS” has the meaning set forth in the Preliminary Statements.

“WPS and WSS Designated Parties” has the meaning set forth in Section 2.02(b)(xxi).

“WPS and WSS Excluded Assets” has the meaning set forth in Section 2.02(d).

“WPS and WSS Excluded Contracts” has the meaning set forth in Section 2.02(d)(i).

“WPS and WSS Purchased Avoidance Actions” has the meaning set forth in Section 2.02(b)(xxi).

“WPS and WSS Purchased Insurance Rights” has the meaning set forth in Section 2.02(b)(xix).

“WPS and WSS Transferred Assets” has the meaning set forth in Section 2.02(b).

“WPS and WSS Transferred Rights and Defenses” has the meaning set forth in Section 2.02(b)(xiii).

“Wrong Pocket Assets” has the meaning set forth in Section 7.03(b).

“WSS” has the meaning set forth in the Preliminary Statements.